Exhibit 10.1

LOAN AGREEMENT

Dated as of December 3, 2015

By and Between

IREIT PITTSBURGH SETTLERS RIDGE, L.L.C.,
as Borrower,

and

METROPOLITAN LIFE INSURANCE COMPANY,
as Lender

Property:

Settlers Ridge
200 Settlers Ridge Center Drive
Pittsburgh, Pennsylvania

Loan Amount: $76,532,500.00

Table of Contents

i

ii

SCHEDULES AND EXHIBITS

Schedule 4.1.18                Rent Roll

Schedule 4.1.22                Organizational Chart

Schedule 4.1.23                Material Agreements

Exhibit A -                        Leasing Guidelines

Exhibit B -                        Permitted Transfers

Exhibit C -                        Cash Management System Operation Requirements

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of December 3, 2015 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation, having an address at 10 Park Avenue, Morristown, PO Box 1902, New Jersey 07962 together with its successors and assigns, “Lender”), and IREIT PITTSBURGH SETTLERS RIDGE, L.L.C., a Delaware limited liability company, having an address at 2901 Butterfield Road, Oak Brook, Illinois 60523 (“Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1              Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Actions” shall have the meaning set forth in Section 5.1.18(a).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, (i) owns more than ten percent (10%) of such Person, or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Alteration Threshold” shall mean Two Million Two Hundred Ninety-Five Thousand Nine Hundred Seventy-Five Dollars ($2,295,975.00).

“Approved Plans and Specifications” shall have the meaning set forth in Section 6.2.3(a).

“Architect” shall have the meaning set forth in Section 6.2.3(a).

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment and Subordination of Management Agreement dated as of the date hereof among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any and all compensation, awards, damages, proceeds and payments or relief for the Condemnation paid in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower’s Constituents” shall have the meaning set forth in Section 4.1.30.

“Borrower’s Second Notice” shall have the meaning set forth in Section 5.1.11.

“Broker” shall have the meaning set forth in Section 12.22.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks or Lender are not open for general business in (i) the State of New York, or (ii) the state where the servicing offices of the Servicer are located.

“Business Income” shall mean the sum of (i) the total anticipated gross income from occupancy of the Property, (ii) the amount of all charges (such as, but not limited to, operating expenses, insurance premiums, and taxes) that are the obligation of Tenants or occupants to Borrower, (iii) the fair market rental value of any portion of the Property occupied by Borrower, and (iv) any other amounts payable to Borrower or to any affiliate of Borrower pursuant to the Leases.

“Capital Expenditures” shall mean for any period amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Claims” shall have the meaning set forth in Section 5.2.2.

“Closing Date” shall mean the date of funding the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Comparable Leases” shall have the meaning set forth in Exhibit A.

“Concentration Account” shall have the meaning set forth in Exhibit C.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof. Condemnation shall include any grant or conveyance in lieu of condemnation or eminent domain.

“Contractor” shall have the meaning set forth in Section 6.2.3(a).

“Control” shall mean, when used with respect to any specific person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (including major decisions) of such person or entity, whether through the ability to exercise voting power, by contract or otherwise which power may be subject to other partners’ or investors’ rights to approve, veto or direct major decisions. The definition is to be construed to apply equally to variations of the word “Control” including “Controlled,” “Controlling” or “Controlled by.”

“Control Requirements” shall have the meaning set forth in Exhibit B.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including the Prepayment Fee, if applicable) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if any) and interest payments under the Note.

“Debt Yield” shall mean the amount (expressed as a percentage) determined by dividing the Net Operating Income by the then outstanding principal balance of the Loan.

“Default” shall mean the occurrence and continuance of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) four percent (4%) above the Interest Rate.

“Embargoed Person” shall have the meaning set forth in Exhibit B.

“Environmental Indemnity” shall mean that certain Unsecured Indemnity Agreement, dated as of the date hereof, executed by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Report” shall have the meaning set forth in Section 9.1.

“EPI” shall have the meaning set forth in Section 6.1.1(a)(iii).

“Equipment” shall have the meaning set forth in the granting clause of the Security Instrument.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 11.1.

“Existing Lease” shall have the meaning set forth in Section 4.1.18(a).

“Final Lease Draft” shall have the meaning set forth in Section 5.1.11.

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on and including December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Force Majeure” shall mean any delay due to acts of god, governmental restriction, stays, judgments, orders or decrees of any court or other Governmental Authority, enemy actions, civil commotion, domestic or foreign terrorist action, fire, casualty, strike, work stoppage, shortage of labor or materials or any other cause or causes beyond the reasonable control of Borrower, but lack of funds (in and of itself) shall not be deemed to constitute a cause beyond the reasonable control of Borrower, and in no event shall such delay exceed more than one hundred and eighty (180) days.

“Foreign Person” shall have the meaning set forth in Exhibit B.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.2(e).

“Full Replacement Cost” shall have the meaning set forth in Section 6.1.1.(a)(i).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“General Transfer Requirements” shall have the meaning set forth in Exhibit B.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean all revenue, derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, but excluding: (i) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (ii) non-recurring revenues as determined by Lender, (iii) proceeds from the sale or refinancing of the Property, (iv) security deposits (except to the extent determined by Lender to be properly utilized to offset a loss of Rent), (v) refunds and uncollectible accounts, (vi) proceeds of casualty insurance and Awards (other than the proceeds of business interruption or other loss of income insurance related to business interruption or loss of income for the period in question), and (vii) any disbursements to Borrower from the Reserve Funds or any other fund established by the Loan Documents; provided, however, actual revenue received during a non-customary period (i.e., a payment of Rent due in February received in January) shall be subject to adjustment by Lender to normalize and account for such revenue for reporting purposes.

“Guarantor” shall mean IREIT and any successor to and/or replacement of any of the foregoing Person, in each case, pursuant to and in accordance with the applicable terms and conditions of the Loan Documents.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations, dated as of the date hereof, executed by Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall include without limitation:

(i)              Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws;

(ii)            Those substances defined as “hazardous wastes” in 35 Pa. Stat. 6018.101-6018.1003; and 25 Pa. Code 260a-270a, 298 and in the regulations promulgated pursuant to such laws;

(iii)          Those chemicals known to cause cancer or reproductive toxicity, which are or become regulated under applicable local, state or federal law;

(iv)          Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(v)            Any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (E) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq.; (F) flammable explosives; or (G) radioactive materials; and

(vi)          Such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

“Identified Affiliate” shall have the meaning set forth in Exhibit B.

“Identified Affiliate Related Entities” shall have the meaning set forth in Exhibit B.

“Identified Affiliate Transfer” shall have the meaning set forth in Exhibit B.

“Impairment of the Security” shall mean any or all of the following: (i) any of the Leases for more than 35,000 square feet existing immediately prior to the damage, destruction, condemnation or casualty shall have been cancelled, or a Tenant under such Lease shall have exercised a right to cancel as a result of the damage, destruction or casualty; (ii) the casualty or damage occurs during the last year of the term of the Loan (other than a Casualty for which the cost of restoration is $200,000.00 or less, so long as such Casualty is reasonably likely to be restored prior to the Maturity Date); or (iii) restoration of the Property is estimated to require more than one year to complete from the date of the occurrence.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 12.13(b).

“Inland JV Member” shall have the meaning set forth in Exhibit B.

“Inland Replacement Manager” shall have the meaning set forth in Section 7.2 hereof.

“Insolvent Entity” shall have the meaning set forth in Section 11.1(c).

“Insurance Funds” shall have the meaning set forth in Section 3.2.1.

“Insurance Premiums” shall mean certificates of insurance evidencing the Policies which shall be accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder.

“Insurance Proceeds” shall mean all insurance proceeds payable as a result of a Casualty to the Property.

“Interest Accrual Period” shall mean, with respect to any Monthly Payment Date, the period commencing on and including the first (1st) day of each calendar month and ending on and including the last day of such calendar month; provided, however, that (i) no Interest Accrual Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate) and (ii) in the event the Closing Date is a date other than the first (1st) day of a calendar month, the initial Interest Accrual Period shall begin on and include the Closing Date and shall end on and include the last day of the month in which the Closing Date occurs.

“Interest Rate” shall mean a per annum rate equal to 3.70%.

“Investor” shall have the meaning set forth in Section 10.1.

“IREIT” shall mean Inland Real Estate Income Trust, Inc., a Maryland corporation.

“Joint Venture” shall have the meaning set forth in Exhibit B.

“JV Transfer” shall have the meaning set forth in Exhibit B.

“Late Payment Charge” shall have the meaning set forth in Section 2.3.3.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and (i) every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and (ii) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lease Guaranty” shall mean every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by a Tenant under a Lease.

“Leasing Guidelines” shall mean the Leasing Guidelines attached to this Agreement as Exhibit A, as the same may be amended, modified or supplemented in accordance with the provisions of this Agreement by Lender.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Lender Indemnitees” shall have the meaning set forth in Section 12.13(b).

“Lender’s Address for Insurance Notification” shall mean: Metropolitan Life Insurance Company, its affiliates and/or successors and assigns, 10 Park Avenue, PO Box 1902, Morristown, New Jersey 07690, Attention: Real Estate Investments Insurance Manager.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of Seventy-Six Million Five Hundred Thirty-Two Thousand Five Hundred and 00/100 Dollars ($76,532,500.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Assignment of Management Agreement and any and all other documents now or hereafter executed and/or delivered in connection with the Loan (except the Environmental Indemnity and the Guaranty), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Environmental Indemnity and the Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents to the extent set forth therein.

“Loan to Value Ratio” shall mean, with respect to any date of calculation, the ratio, as determined by Lender and expressed as a percentage, (a) the numerator of which is equal to the then outstanding principal balance of the Loan and the denominator of which is equal to the then current fair market value of the Property as determined by an Appraisal delivered to Lender not later than thirty (30) days prior to the proposed effective date of the applicable Transfer or assumption.

“Major Tenant” shall mean a tenant and/or its affiliates occupying 10,000 or more square feet of the Property in the aggregate pursuant to a lease or multiple leases between such tenant and/or its affiliates and the Borrower.

“Management Agreement” shall mean the Management Agreement, dated as of October 1, 2015, together with all amendments thereto prior to the date hereof, entered into by and between Borrower and Manager, and all amendments thereto entered into in accordance with the terms and conditions set forth in this Agreement, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean Inland National Real Estate Services, LLC, a Delaware limited liability company, or any other manager approved in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Change” shall mean a material adverse change in (i) the condition (financial, physical or otherwise) of the Property, (ii) the financial condition of Borrower that would reasonably be expected to impair its ability to perform its obligations under the Loan Documents to which it is a party, and/or (iii) the financial condition of Guarantor that would reasonably be expected to impair its ability to perform its obligations under the Guaranty.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the Management Agreement and the Leases), (i) under which there is an obligation of Borrower to pay more than $100,000.00 per annum, (ii) the termination of which would materially adversely affect the Property or the operation thereof, or (iii) which is not terminable by the owner of the Property upon thirty (30) days’ or less notice without payment of a termination fee.

“Maturity Date” shall mean the Monthly Payment Date occurring in January, 2026, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“MetLife” shall have the meaning set forth in Section 4.1.30.

“Minor Lease” shall mean a Lease of less than 5,000 square feet at the Property.

“Monthly Debt Service Payment Amount” shall mean monthly installments of interest at the Interest Rate for the applicable Interest Accrual Period.

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“National Tenant” shall have the meaning set forth in Exhibit A.

“Net Operating Income” shall mean, for the 12-month period immediately following the date of calculation, the excess of projected Gross Revenue for such period over projected Operating Expenses for such period. Lender’s calculation of Net Operating Income (including determination of items that do not qualify as Gross Revenue or Operating Expenses) shall be calculated by Lender in its reasonable discretion.

“Net Proceeds” shall mean (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of costs and expenses (including, but not limited to, reasonable attorneys’ fees and adjusters’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and adjusters’ fees), if any, in collecting such Award.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Cavazos, Hendricks, Poirot & Smitham, P.C. in connection with the closing of the Loan.

“Note” shall mean that certain Promissory Note, dated the date hereof, in the original principal amount of Seventy-Six Million Five Hundred Thirty-Two Thousand Five Hundred Dollars and 00/100 ($76,532,500.00), made by Borrower in favor of Lender, as the same may be hereinafter amended, consolidated, split, severed, restated, replaced (whether by one or more replacement notes), supplemented, renewed, extended or otherwise modified from time to time.

“Notice” shall have the meaning set forth in Section 12.6.

“OFAC” shall have the meaning set forth in Section 4.1.31.

“Open Prepayment Date” shall mean the Monthly Payment Date occurring in October, 2025.

“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Property, including, without limitation, utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments, and a management fee equal to the greater of 3.00% of annual rents or the actual management fee, but excluding Debt Service, actual Capital Expenditures, depreciation, amortization and deposits required to be made to the Reserve Funds; provided, however such costs and expenses shall be subject to adjustment by Lender to normalize such costs and expenses to the extent that any such cost and expenses are paid in one calculation period but are customarily allocable, in whole or in part, to another calculation period.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other JV Member” shall have the meaning set forth in Exhibit B.

“Permitted Affiliate Transferee” shall have the meaning set forth in Exhibit B.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion. Notwithstanding the foregoing, Permitted Encumbrances shall not include any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy loan.

“Permitted IREIT Transferee” shall have the meaning set forth in Exhibit B.

“Permitted Prepayment Date” shall mean January 1, 2018.

“Permitted Transfers” shall have the meaning set forth in Exhibit B.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the Security Instrument.

“Plan” shall have the meaning set forth in Section 4.1.8.

“Policies” and “Policy” shall mean all insurance provided for in Section 6.1.1(a) and obtained under valid and enforceable policies.

“Prepayment Date” shall have the meaning set forth in Section 2.4.1(b)(ii).

“Prepayment Fee” shall mean with respect to the principal amount of the Loan being prepaid:

(i)              If such prepayment occurs on or after the Permitted Prepayment Date and prior to the Open Prepayment Date, an amount equal to the greater of (A) the Prepayment Ratio (as hereinafter defined) multiplied by (x – y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate compounded semi-annually plus twenty-five (25) basis points, and (y) is the amount of the principal then outstanding, or (B) one percent (1%) of the amount of the principal being prepaid; and

(ii)            if such prepayment occurs on or after the Open Prepayment Date, there shall be no Prepayment Fee.

“Prepayment Notice” shall have the meaning set forth in Section 2.4.1(b)(ii).

“Prepayment Ratio” shall mean, a fraction, the numerator of which shall be the amount of principal being prepaid, and the denominator of which shall be the principal then outstanding.

“Prescribed Laws” shall mean, collectively, (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56) (The USA PATRIOT Act), (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (iii) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (iv) all other Legal Requirements relating to money laundering or terrorism.

“Property” shall mean the fee estate of Borrower, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Security Instrument.

“Property Transfer” shall have the meaning set forth in the definition of “Transfer Fee” hereunder.

“Purchase Agreement” shall mean that certain Purchase and Sale Agreement and Escrow Instructions by and among CBL/SETTLERS RIDGE, GP, LLC, a Pennsylvania limited liability company (“Settlers Ridge GP I”), CBL/SETTLERS RIDGE LP, LLC, a Pennsylvania limited liability company (“Settlers Ridge LP I”; and collectively with Settlers Ridge GP I, “Settlers Ridge Seller I”) SETTLERS RIDGE MANAGEMENT, GP, LLC, a Pennsylvania limited liability company (“Settlers Ridge GP II”), SETTLERS RIDGE MANAGEMENT LP, LLC, a Pennsylvania limited liability company (“SETTLERS RIDGE LP II”; and collectively with Settlers Ridge GP II, “Settlers Ridge Seller II”; and collectively with Settlers Ridge Seller I “Settlers Seller”), and O’CONNOR/REALVEST MILFORD LLC, a Delaware limited liability company (“Milford Seller”; and collectively with Settlers Seller, “Seller”), as seller, and Inland Real Estate Acquisitions, Inc., an Illinois corporation, as purchaser (“Purchaser”), as amended by that certain First Amendment to Purchase and Sale Agreement and Escrow Instructions by and among Seller and Purchaser.

“Qualified Manager” shall have the meaning set forth in Exhibit B.

“Rating Agencies” shall mean any nationally recognized statistical rating agency which has assigned a rating to any Securities.

“Remedial Work” shall mean any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work.

“Rent Roll” shall have the meaning set forth in Section 4.1.18.

“Rents” shall mean all rents, moneys payable as damages or in lieu of rent, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Request for Payment” shall have the meaning set forth in Section 6.2.3(b)(ii).

“Required Insurance” shall have the meaning set forth in Section 6.1.1(d).

“Requirements of Environmental Laws” means all requirements of environmental, ecological, health, or industrial hygiene laws or regulations or rules of common law related to the Property, including, without limitation, all requirements imposed by any environmental permit, law, rule, order, or regulation of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, which relate to (i) exposure to Hazardous Materials; (ii) pollution or protection of the air, surface water, ground water, land; (iii) solid, gaseous, or liquid waste generation, treatment, storage, disposal, or transportation; or (iv) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials.

“Requirements for Restoration” shall have the meaning set forth in Section 6.2.3.

“Reserve Funds” shall mean, collectively, the Insurance Funds and the Tax Funds.

“Restoration” shall have the meaning set forth in Section 6.2.1(b).

“Restoration Funds” shall have the meaning set forth in Section 6.2.3(a).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secondary Financing” shall have the meaning set forth in Section 8.2.

“Securities” shall have the meaning set forth in Section 10.1.

“Security Instrument” shall mean that certain first priority Open End Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, consolidated, split, spread, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 12.25(a).

“Servicing Agreement” shall have the meaning set forth in Section 12.25(a).

“Special Purpose Entity” means a Person, other than a natural person, which, since the date of its formation and at all times prior to, on and after the date thereof, has not and shall not:

(i)              engage in business other than owning and operating the Property;

(ii)            acquire or own a material asset other than the Property and incidental personal property;

(iii)          maintain assets in a way difficult to segregate and identify, or commingle its assets with the assets of any other person or entity (except with respect to a centralized cash management system by and among Borrower, Manager and certain other Affiliates of Borrower (each, a “Cash Management Affiliate”; Borrower and each Cash Management Affiliate shall be referred to herein as a “CM Participant”)) (the “Cash Management System”), in which the funds have at all times been and are separately accounted and will at all times continue to be separately accounted, provided further that (x) Borrower shall be at all times the sole owner of and have title to the funds under applicable state laws, and (y) such Cash Management System shall at all times be operated in the manner set forth in Exhibit C hereof);

(iv)            fail to hold itself out to the public as a legal entity separate from any other person or entity;

(v)          fail to conduct business solely in its name;

(vi)        fail to maintain records, accounts or bank accounts separate from any other person or entity;

(vii)      file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for the benefit of creditors without the unanimous consent of its partners or members, as applicable;

(viii)          incur additional indebtedness except for trade payables in the ordinary course of business of owning and operating the Property, provided that such indebtedness is paid within ninety (90) days of when incurred, subject to good faith disputes conducted in an appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence;

(ix)            dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; or

(x)          modify, amend or revise its organizational documents.

“Standard Lease Form” shall have the meaning set forth in Exhibit A.

“State” shall mean the Commonwealth of Pennsylvania.

“Tax Funds” shall have the meaning set forth in Section 3.1.1.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed (including, without limitation, any payments in lieu thereof) against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Third Party Transfer” shall have the meaning set forth in the definition of “Transfer Fee” hereunder.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy or policies in the form acceptable to Lender issued with respect to the Property and insuring the lien of the Security Instrument, together with such endorsements and affirmative coverage as Lender may require.

“Transfer” shall have the meaning set forth in Section 8.1.

“Transfer Fee” shall mean, with respect to a transfer as set forth in Section 8.5 hereof (a “Property Transfer”) or an Identified Affiliate Transfer (as defined in Exhibit B hereto, together with Property Transfer, collectively, a “Third Party Transfer”), as applicable, a fee equal to (i) half of one percent (0.5%) of the outstanding principal balance of the Note at the time of such transfer if such transfer is the first transfer of the Third Party Transfer, or (ii) one percent (1%) of the outstanding principal balance of the Note at the time of such transfer if such transfer is the second transfer of the Third Party Transfer.

“Treasury Rate” shall mean the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Loan, as quoted in the Federal Reserve Statistical Release H. 15 (519) under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date which is five (5) Business Days prior to the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Lender shall select a comparable rate.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Unsecured Obligations” means any obligations evidenced by or arising under the Environmental Indemnity.

“U.S. Obligations” shall mean (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged and which are not subject to prepayment, call or early redemption, and (ii) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(i), as amended, which are acceptable to Lender in its sole and absolute discretion.

“Use” shall have the meaning set forth in Section 5.1.15.

“Work” shall have the meaning set forth in Section 6.2.3(a).

Section 1.2              Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document or in the Guaranty or the Environmental Indemnity to any Loan Document shall be deemed to mean such Loan Document, Guaranty or Environmental Indemnity (as applicable) as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, whenever reference is made in this Agreement or in any other Loan Documents or in the Guaranty or Environmental Indemnity to “Lender’s approval,” “Lender’s reasonable approval,” “as approved by Lender,” and words of similar import, such terms shall mean accepted or approved in writing by an officer of Lender. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	THE LOAN

Section 2.1              The Loan.

2.1.1             Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2             Single Disbursement to Borrower. Borrower shall receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3             The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4             Use of Proceeds. Borrower shall use proceeds of the Loan to (i) [intentionally omitted], (ii) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (iii) deposit initial amounts required to be deposited hereunder into the Reserve Funds, if applicable, (iv) pay costs and expenses incurred in connection with the closing of the Loan as approved by Lender, (v) fund any working capital requirements of the Property, as approved by Lender and (vi) retain the balance, if any.

Section 2.2              Interest Rate.

2.2.1             Interest Rate. Subject to Section 2.2.3, interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate from the Closing Date through the date in which the Loan is repaid in full. Borrower shall pay to Lender on each Monthly Payment Date the interest accrued on the Loan for the related Interest Accrual Period.

2.2.2             Intentionally Omitted.

2.2.3             Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.4             Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated on the basis of thirty (30) day months and a three hundred sixty (360) day year (except with respect to the initial Interest Accrual Period, which shall be based on the actual number of days elapsed in the period for which the calculation is being made). The accrual period for calculating interest due on each Monthly Payment Date shall be the applicable Interest Accrual Period.

2.2.5             Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3              Loan Payments.

2.3.1             Monthly Debt Service Payments. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the month in which the Closing Date occurs (unless the Closing Date is the first (1st) day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall make a payment to Lender of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in the second (2nd) calendar month following the Closing Date and on each Monthly Payment Date thereafter to (but excluding) the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance, if any, to principal.

2.3.2             Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest (through and including the Maturity Date) and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

2.3.3             Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower within seven (7) days of the date on which it is due, Borrower shall pay to Lender on demand an amount equal to the lesser of (i) four percent (4%) of such unpaid sum or (ii) the maximum amount permitted by applicable law (the “Late Payment Charge”) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

2.3.4             Method and Place of Payment.

(a)             Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)            Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the preceding Business Day.

(c)             All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4              Prepayments.

2.4.1             Voluntary Prepayments.

(a)             Except as otherwise provided herein (including as provided in Section 2.4.2 below), Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b)            Commencing on the Permitted Prepayment Date, Borrower may prepay the Loan in whole, but not in part, at any time so long as the following conditions are satisfied:

(i)              no Event of Default has occurred and is continuing;

(ii)            Borrower gives Lender not less thirty (30) days’ prior written notice (such written notice, a “Prepayment Notice”) specifying the date on which prepayment in whole is to be made (such date, a “Prepayment Date”); and

(iii)          Borrower pays Lender, in addition to the outstanding principal balance of the Loan, (A) all interest which has accrued on the amount of the Loan to be repaid through the date of prepayment and, if the applicable prepayment date is a date other than the first (1st) day of a calendar month, all interest which would have accrued through and including the last day of the then current Interest Accrual Period; (B) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents with respect to the amount being repaid, including, but not limited, all of Lender’s costs and expenses (including reasonable attorney’s fees and expenses) incurred by Lender in connection with such prepayment; and (C) the Prepayment Fee to the extent the same is then due and payable.

(c)             Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. If a Prepayment Notice is given by Borrower to Lender pursuant to this Section 2.4.1(b), the amount designated for prepayment and all other sums required under this Section 2.4.1(b) shall be due and payable on the proposed Prepayment Date; provided, however, that on not less than one (1) Business Day’s prior notice to Lender, Borrower shall have the option to extend the proposed Prepayment Date or to rescind the Prepayment Notice entirely so long as, in either case, Borrower pays Lender for all out-of-pocket expense which Lender sustains or incurs as a consequence of any such extension or rescission of the original Prepayment Date, which amounts shall be payable within ten (10) Business Days of Lender’s written demand therefor.

2.4.2             Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds and, if not so required under Section 6.2 hereof, Lender does not make such Net Proceeds available to Borrower for a Restoration, Borrower shall, at Lender’s option, prepay the outstanding principal balance of the Note in the amount of such Net Proceeds, together with the Prepayment Fee, accrued and unpaid interest thereon and all other sums due hereunder and under the other Loan Documents; provided, however, that no Prepayment Fee shall be due as a result of a casualty or condemnation except to the extent any such Prepayment Fee may be received by Borrower from the insurer in the case of a casualty or from the condemning authority in the case of a condemnation.

2.4.3             Prepayments After Default. If after the occurrence and during the continuance of an Event of Default and acceleration of the Loan, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall be required to pay the Prepayment Fee, in addition to the entire outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents. Notwithstanding anything to the contrary contained herein, in the event that there is a tender of all or any part of the principal of the Loan by Borrower during the continuance of an Event of Default and either (a) Lender accepts such tender, in its sole discretion, or (b) Lender is required to accept such tender, then such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall be required to pay the Prepayment Fee, in addition to the entire outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents.

III.	RESERVE FUNDS

Section 3.1              Tax Funds.

3.1.1             Deposits of Tax Funds. Subject to the provisions of Section 3.1.3, Borrower shall deposit with Lender such amount as Lender may reasonably require to establish the escrow for Taxes required under this Section 3.1.1. In addition, on each Monthly Payment Date Borrower shall deposit with Lender an amount equal to one twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates. Amounts deposited pursuant to this Section 3.1.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.

3.1.2             Release of Tax Funds. Lender shall have the right to apply the Tax Funds to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the Debt has been paid in full shall upon repayment of the Debt be returned to Borrower.

3.1.3             Waiver of Tax Escrow. Borrower shall be relieved of its obligation to make deposits to the Tax Fund under this Section 3.1, provided, that (a) no Event of Default has occurred and is continuing, and (b) the Borrower named herein continues to own the Property.

Section 3.2              Insurance Funds.

3.2.1             Deposits of Insurance Funds. Subject to the provisions of Section 3.2.3, Borrower shall deposit with Lender such amount as Lender may reasonably require to establish the escrow for Insurance Premiums required under this Section 3.2.1. In addition, on each Monthly Payment Date Borrower shall deposit with Lender an amount equal to one twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 3.2.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

3.2.2             Release of Insurance Funds. Lender shall have the right to apply the Insurance Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining after the Debt has been paid in full shall upon repayment of the Debt be returned to Borrower.

3.2.3             Waiver of Insurance Escrow. Borrower shall be relieved of its obligation to make deposits to the Insurance Funds under this Section 3.2, provided, that (a) no Event of Default has occurred and is continuing (b) the Borrower named herein continues to own the Property; and (c) Borrower does not fail to furnish Lender, not later than least ten (10) days before the dates on which any insurance premiums would become delinquent, receipts of for the payment of such insurance premiums or appropriate proof of issuance of a new policy which continues in force the insurance coverage of the expiring policy; provided, however, following notice from Lender of Borrower’s failure to provide such receipts, Borrower shall have two (2) Business Days to cure such failure.

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1              Borrower Representations. Borrower represents and warrants as of the date hereof that:

4.1.1             Organization.

(a)             Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement, the other Loan Documents and the Environmental Indemnity by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and the Environmental Indemnity and all the transactions contemplated hereby and thereby.

(b)            Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement. Borrower’s organizational identification number, assigned by the state of its incorporation or organization is 5840243. Borrower’s federal tax identification number is 27-4237413. Borrower is not subject to back up withholding taxes. Borrower has delivered to Lender true and correct copies of all of Borrower’s organizational documents and except as expressly approved by Lender in writing, there have been no changes in Borrower’s Constituents since the date the loan application for the Loan was executed by Borrower.

4.1.2             Proceedings. This Agreement, the Environmental Indemnity and the other Loan Documents to which Borrower is a party have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.1.3             No Conflicts. The execution, delivery and performance by Borrower of this Agreement, the Environmental Indemnity and the other Loan Documents to which Borrower is a party and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

4.1.4             Litigation. There is no action, suit, proceeding, or investigation pending or, to Borrower’s knowledge, threatened against or affecting Borrower, any of Borrower’s Constituents, Guarantor or the Property in any court or by or before any other Governmental Authority which could materially and adversely affect the Property or the ability of Borrower or Guarantor to carry out the transactions contemplated by this Agreement, the other Loan Documents, the Guaranty or the Environmental Indemnity.

4.1.5             Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would be reasonably likely to materially and adversely affect the condition (financial or other) or operations of the Property or Borrower or Borrower’s ability to perform its obligations hereunder or under the Loan Documents or the Environmental Indemnity. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property are bound.

4.1.6             Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or any of the other Loan Documents or the Environmental Indemnity or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by Borrower.

4.1.7             Title. Borrower has good, marketable, indefeasible and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. Borrower has the right and is lawfully authorized to sell, convey or encumber the Property subject only to the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on Borrower’s right, title and interest to the Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Security Instrument. The Property is free from all due and unpaid Taxes and Other Charges. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, materially and adversely affect the value of the Property, impair the use or operations of the Property or impair Borrower’s ability to pay its obligations in a timely manner.

4.1.8             No Plan Assets. Borrower hereby represents, warrants and agrees that: (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”); (ii) Borrower’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101; and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

4.1.9             Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.10          Financial Information. To the best of Borrower’s knowledge, all financial statements, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property and/or in connection with the Loan (i) are true, complete and correct in all material respects as of the date of such reports, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and which are, individually or in the aggregate, reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in the most recent financial statements of Borrower delivered to Lender. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in the financial statements.

4.1.11          Casualty and Condemnation. To Borrower’s knowledge and except as expressly approved by Lender in writing, no casualty or damage to any part of the Property which would cost more than $50,000 to restore or replace has occurred which has not been fully restored or replaced. No part of the Property has been taken in Condemnation or other similar proceeding or transferred in lieu of Condemnation, nor has Borrower received notice of any proposed condemnation or other similar proceeding affecting the Property. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.12          Enforceability. The Loan Documents and the Environmental Indemnity are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents or the Environmental Indemnity, or the exercise of any right thereunder, render the Loan Documents or the Environmental Indemnity unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.13          Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

4.1.14          Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.15          Licenses. All permits, licenses and approvals, including, without limitation, certificates of occupancy, required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect and, to the knowledge of Borrower, all Tenants have such permits and approvals as are required by any Governmental Authority for the use, occupancy and operation of the premises demised under their respective Leases.

4.1.16          Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

4.1.17          Physical Condition. To Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in working condition, order and repair in all material respects; there exists no material structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.18          Leases.

(a)             The rent roll attached hereto as Schedule 4.1.18 (the “Rent Roll”) is true, correct and complete and, to Borrower’s knowledge, there are no Leases affecting the Property except those Leases identified on the Rent Roll. Borrower has delivered to Lender true, correct and complete copies of all existing Leases, including all existing modifications and amendments, and including all existing Lease Guaranties (collectively, “Existing Leases”). All agreements between the landlord and Tenant or between the landlord and any guarantor pertaining to any of such Leases are set forth in writing and are included in such copies that have been so delivered.

(b)            There are no defaults by Borrower under the Existing Leases. To the knowledge of Borrower, there are no defaults by any Tenants under the Existing Leases nor by any guarantors under the existing Lease Guaranties. The Existing Leases, including the existing Lease Guaranties, are in full force and effect.

(c)             To the best knowledge of Borrower, none of the Tenants now occupying 10% or more of the rentable space at the Property or having a current Lease affecting 10% or more of such rentable space is the subject of any bankruptcy, reorganization or insolvency proceeding or any other debtor-creditor proceeding.

(d)            No Existing Lease may be amended, terminated or canceled unilaterally by a Tenant (other than as a result of a material default by Borrower as landlord thereunder or pursuant to a Tenant’s early termination right contained in such Existing Lease), and no Tenant may be released from its obligations, except in the event of Casualty or Condemnation.

(e)             Except only for rent and additional rent for the current month, Borrower has not accepted any payment of rent more than one month in advance of its due date, nor any security deposit in an amount exceeding one month’s rent.

4.1.19          Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

4.1.20          Special Purpose Entity/Separateness.

(a)             Borrower is a Special Purpose Entity.

(b)            The Property has “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c)             The organizational documents of Borrower, as in effect on the date hereof, have been approved by Lender and such organizational documents shall not be modified, amended or revised without the prior written consent of Lender.

(d)            The representations and warranties set forth in this Section 4.1.20 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

4.1.21          Solvency. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document or the Environmental Indemnity with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Environmental Indemnity. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Neither Borrower, nor any of Borrower’s Constituents, is involved in any bankruptcy, reorganization, insolvency, dissolution or liquidation proceeding, and to the best knowledge of Borrower, no such proceeding is contemplated or threatened.

4.1.22          Organizational Chart. The organizational chart attached as Schedule 4.1.22 hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof and shows all Persons holding direct or indirect ownership interests in Borrower.

4.1.23          Material Agreements. Attached hereto as Schedule 4.1.23 is a list of all Material Agreements, true and complete copies of each of which have been delivered to Lender.

4.1.24          No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

4.1.25          No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.

4.1.26          Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents or the Environmental Indemnity, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise).

4.1.27          Foreign Person. Neither Borrower nor any partner, member, stockholder, or holder of any direct or indirect ownership interest in Borrower is or will be a “foreign person” within the codes and regulations relating to FIRPTA (Sections 1445 and 7701 of the Code).

4.1.28          No Change in Facts or Circumstances; Disclosure. There has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Property.

4.1.29          Management Agreement. Borrower has provided to Lender a true, correct and complete copy of the Management Agreement. The Management Agreement is in full force and effect and no event of default has occurred thereunder nor has any event under the Management Agreement occurred which, but for the giving of notice, or passage of time, or both would be an event of default thereunder. All fees payable to Manager have been paid in full.

4.1.30          Non-Relationship. Neither Borrower nor any general partner, member, shareholder, director, or officer of Borrower nor, to Borrower’s knowledge, any general partner, member, shareholder or director of any entity which is a general partner, member, shareholder, beneficiary or director of Borrower, is a director or officer of Metropolitan Life Insurance Company (“MetLife”) or is a son, daughter, mother, father or spouse of a director or officer of MetLife.

4.1.31          US Patriot Act. Neither Borrower nor any partner, member or stockholder who holds a twenty-five percent (25%) or more ownership interest in Borrower or who directly or indirectly Controls Borrower is, and no legal or beneficial interest in a partner, member or stockholder of Borrower who owns a twenty-five percent (25%) or more ownership interest in Borrower or who directly or indirectly Controls Borrower is or will be held, directly or indirectly by a person or entity that appears on a US Treasury Office of Foreign Assets Control (“OFAC”) list, with respect to which entering into transactions with such person or entity would violate OFAC or any other law, ordinance, order, rule or regulation.

4.1.32          Criminal Acts. Neither Borrower nor any direct or indirect partner, member or stockholder of Borrower has been convicted of, or been indicted for, a felony criminal offense.

4.1.33          No Defaults. Neither Borrower nor any Affiliate of Borrower is currently in default under any mortgage, deed of trust, note, loan or credit agreement.

4.1.34          Intentionally Omitted.

4.1.35          Intentionally Omitted.

4.1.36          Purchase Agreement. Borrower has delivered to Lender a true and complete copy of the Purchase Agreement and there exist no material documents or instruments relating to the purchase of the Property other than those documents and instruments that have been delivered to Lender.

4.1.37          Intentionally Omitted.

4.1.38          Personal Property. Borrower owns the Personal Property free from any lien, security interest, encumbrance or adverse claim, except as otherwise expressly approved by Lender in writing. The Personal Property has not been used or bought for personal, family, or household purposes, but has been bought and used solely for the purpose of carrying on Borrower’s business.

Section 4.2              Survival of Representations. The representations and warranties set forth in Section 4.1 shall survive, and any covenants contained in Section 4.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

V.	BORROWER COVENANTS

Section 5.1              Borrower Affirmative Covenants. From the date hereof until payment of the Debt in full, Borrower hereby covenants and agrees with Lender that:

5.1.1             Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, Prescribed Laws. Borrower shall not use or permit the use of the Property, or any part thereof, for any illegal purpose. Borrower shall furnish to Lender, on request, proof of compliance with the Legal Requirements.

5.1.2             Taxes and Other Charges.

(a)             Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 3.1 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges not later than the date the same would otherwise become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 3.1 hereof. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property, except Permitted Encumbrances. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; and (vi) to the extent such contested Taxes or Other Charges have not been paid (under protest or otherwise) or to the extent security is not required to be paid or posted in connection with the legal proceeding, Borrower shall deposit with Lender cash, or other security as may be reasonably approved by Lender, in an amount equal to 125% of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

(b)            In the event of the passage, after the date hereof, of any law which deducts from the value of the Property, for the purposes of taxation, any lien or security interest encumbering the Property, or changing in any way the existing laws regarding the taxation of mortgages, deeds of trust and/or security agreements or debts secured by these instruments, or changing the manner for the collection of any such taxes, and the law has the effect of imposing payment of any Taxes upon Lender, at Lender’s option, the Debt shall immediately become due and payable without payment of any Prepayment Fee. Notwithstanding the preceding sentence, the Lender’s election to accelerate the Loan shall not be effective if (i) Borrower is permitted by law (including, without limitation, applicable interest rate laws) to, and actually does, pay the Taxes or the increased portion of the Taxes and (ii) Borrower agrees in writing to pay or reimburse Lender in accordance with Section 12.13 for the payment of any such Taxes which becomes payable at any time when the Loan is outstanding.

5.1.3             Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, the Guarantor or the Property which could, if determined adversely to Borrower, the Guarantor or the Property, be reasonably expected to materially adversely affect the Property, Guarantor or Borrower’s ability to perform its obligations hereunder or under the other Loan Documents or the Guaranty or the Environmental Indemnity.

5.1.4             Access to Property. Subject to the rights of Tenants, Lender shall have the right, at any time and from time to time during normal business hours following reasonable prior notice to Borrower, to enter the Property in order to ascertain Borrower’s compliance with the Loan Documents, to examine the condition of the Property, to perform an appraisal, to undertake surveying or engineering work, and to inspect premises occupied by Tenants. Borrower shall cooperate with Lender in performing these inspections.

5.1.5             Further Assurances; Supplemental Security Instrument Affidavits. Borrower shall, without expense to Lender, execute, acknowledge and deliver all further acts, deeds, conveyances, mortgages, deeds of trust, assignments, security agreements, and financing statements as Lender shall from time to time reasonably require, to assure, convey, assign, transfer and confirm unto Lender the Property and rights conveyed or assigned by this Agreement and the other Loan Documents and the Environmental Indemnity or which Borrower may become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or any of the other Loan Documents or the Environmental Indemnity, or for filing, refiling, registering, reregistering, recording or rerecording the Security Instrument. If Borrower fails to comply with the terms of this Section 5.1.5, Lender may, at Borrower’s expense, perform Borrower’s obligations for and in the name of Borrower, and Borrower hereby irrevocably appoints Lender as its attorney-in-fact to do so. The appointment of Lender as attorney-in-fact is coupled with an interest.

5.1.6             Books and Records; Financial Reporting.

Borrower shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods proposed by Borrower and acceptable to Lender in its reasonable discretion, consistently applied and furnish to Lender:

(a)             quarterly certified rent rolls signed and dated by Borrower, detailing the names of all Tenants of the Improvements, the portion of Improvements occupied by each Tenant, the base rent and any other charges payable under each Lease and the term of each Lease, including the expiration date, and any other information as is reasonably required by Lender, within sixty (60) days after the end of each fiscal quarter (defined as March, June and September);

(b)            a quarterly operating statement of the Property and year to date operating statements detailing the total revenues received, total expenses incurred, total cost of all capital improvements, total debt service and total cash flow, to be prepared in accordance with GAAP and certified by Borrower in the form required by Lender (Lender agreeing such statements substantially in the form submitted to Lender in connection with the closing of the Loan shall be acceptable, or such other form proposed by Borrower and reasonably acceptable to Lender) and if available, any quarterly operating statement prepared by an independent certified public accountant, within sixty (60) days after the close of each fiscal quarter (defined as March, June and September) of Borrower;

(c)             an annual balance sheet and profit and loss statement of Borrower in the form required by Lender, prepared and certified by Borrower, as the case may be, or if required by Lender during an Event of Default, audited financial statements for Borrower prepared by an independent certified public accountant acceptable to Lender and Guarantor’s Form 10-K, in each case within one hundred twenty (120) days after the close of each fiscal year of Borrower and the Guarantor, as the case may be; provided, however, Guarantor’s timely submission of Guarantor’s Form 10-K to the Securities Exchange Commission or the appropriate successor Governmental Authority shall satisfy Guarantor’s obligations under this Section 5.1.6(c); and

(d)            an annual operating budget presented on a monthly basis consistent with the annual operating statement described above for the Property including all proposed capital replacements and improvements at least fifteen (15) days prior to the start of each calendar year.

5.1.7             Property Reports. Upon request from Lender or its representatives and designees, Borrower shall furnish in a timely manner to Lender:

(a)             a property management report for the Property, showing information reasonably requested by Lender, in reasonable detail and certified by Borrower (or an officer, general partner, member or principal of Borrower if Borrower is not an individual) under penalty of perjury to be true and complete, but no more frequently than quarterly; and

(b)            an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.

5.1.8             Additional Financial or Management Information; Right to Audit.

(a)             Borrower shall furnish Lender with such other additional financial or management information as may, from time to time, be reasonably required by Lender or the rating agencies in form and substance satisfactory to Lender or the rating agencies.

(b)            Lender and its representatives shall have the right upon prior written notice to examine and audit the records, books, management and other papers of Borrower and its affiliates which reflect upon their financial condition and/or the income, expenses and operations of the Property, at the Property or at any office regularly maintained by Borrower, or its affiliates where the books and records are located. Lender shall have the right to receive and review audit reports otherwise prepared for any guarantor or indemnitor for so long as such guarantor or indemnitor is a public company. Lender shall have the right upon notice to make copies and extracts from the foregoing records and other papers. Except during the continuance of an Event of Default, Lender shall pay the costs and expenses incurred by Lender in connection with such examination and/or audit.

(c)             Borrower shall furnish Lender and its agents convenient facilities for the examination and audit of any such books and records.

5.1.9             Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Security Instrument and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

5.1.10          Estoppel Statements.

(a)             Within ten (10) days after a request by Lender, Borrower shall furnish an acknowledged written statement in form satisfactory to Lender (i) setting forth the amount of the Loan and the interest rate, (ii) stating either that no offsets or defenses exist against the Loan, or if any offsets or defenses are alleged to exist, their nature and extent, (iii) whether any default then exists under the Loan Documents or the Environmental Indemnity or any event has occurred and is continuing, which, with the lapse of time, the giving of notice, or both, would constitute such a default, and (iv) any other matters as Lender may reasonably request. If Borrower does not furnish an estoppel certificate within the 10-day period, Borrower appoints Lender as its attorney-in-fact to execute and deliver the certificate on its behalf, which power of attorney shall be coupled with an interest and shall be irrevocable.

5.1.11          Leases.

(a)             Borrower shall perform all obligations of landlord under any and all Leases. Borrower agrees to furnish Lender true, correct and complete executed copies of all future Leases.

(b)            Borrower shall not, without the express written consent of Lender (which consent shall not be unreasonably withheld so long as no Event of Default has occurred and is continuing), (i) enter into or extend any Lease unless the Lease complies with the Leasing Guidelines, or (ii) except as may be required by law or as provided in the proviso to this clause (ii), cancel or terminate any Lease or accept a surrender of any Lease (except in the case of a default) unless Borrower has entered into a new Lease or new Leases (or an amendment or amendments of another Lease or other Leases) covering all of the premises of the Lease being cancelled, terminated or surrendered, or unless specifically permitted under an Existing Lease or any new Lease or amendment of a Lease entered into in accordance with the terms and conditions of this Section 5.1.11 or otherwise reasonably approved by Lender in writing; provided, however, that the requirements of this clause (ii) shall not apply to any Minor Lease if the aggregate square footage of all Minor Leases cancelled, terminated or surrendered (including the Minor Lease then currently being terminated, cancelled or surrendered) without Lender’s consent, when Lender’s consent would have been required but for the fact the applicable Lease is a Minor Lease, does not exceed 10,000 square feet, or (iii) enter into any material amendment of a Lease (it being agreed that any amendment that reduces the base rent under the applicable Lease shall be deemed to be material) unless the material amendment complies with the Leasing Guidelines, or (iv) unless the Tenant remains liable under such Lease, consent to an assignment of the Tenant’s interest in any Lease or to a subletting of any Lease, or (v) accept payment of advance rents (excluding security deposits) in an amount in excess of one (1) month’s rent under any Lease.

(c)             Borrower shall (i) enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (ii) not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (iii) hold all security deposits under all Leases in accordance with Legal Requirements.

(d)            If any of the acts described in this Section 5.1.11 which require the written consent of Lender are done without such written consent, at the option of Lender they shall be of no force or effect with respect to the Lender and shall, following written notice to Borrower and Borrower’s failure to cure such breach within ten (10) Business Days, constitute an Event of Default.

(e)             Borrower shall not enter into any purchase options with respect to the Property.

(f)             Each Lease entered into after the Closing Date affecting the Property shall be absolutely subordinate to the lien of the Security Instrument and shall also contain a provision, reasonably satisfactory to Lender, to the effect that in the event of the judicial or non-judicial foreclosure of the Property, at the election of the acquiring foreclosure purchaser, the particular Lease shall not be terminated and the Tenant shall attorn to the purchaser. Any Lease entered into after the Closing Date shall provide that the Tenant shall agree to enter into a new Lease for the balance of the term upon the same terms and conditions. Any Lease entered into after the Closing Date shall provide that if Lender requests, Tenant shall enter into a subordination and attornment agreement or a non-disturbance agreement (each, an “SNDA”) with Lender on a form which has been approved by Lender. Any tenant to whom an SNDA is granted shall provide information and documentation as is reasonably necessary for Lender to complete its USA Patriot Act and US Treasury Office of Foreign Assets Control due diligence procedures in accordance with Lender’s then current policies.

(g)            Borrower covenants and agrees that all contracts and agreements relating to the Property requiring the payment of leasing commissions or management fees shall (i) provide that the obligation will not be enforceable against Lender (unless such obligation is affirmatively assumed by Lender) and (ii) be subordinate to the lien of the Security Instrument. Lender will be provided evidence of Borrower’s compliance with this Section 5.1.11(g) upon request.

(h)            Security deposits in excess of an amount equal to one month’s rent under all leases for any part of the Property shall be deposited and pledged so that the deposits cannot be used by Borrower without Lender’s consent, except to return the same to the applicable Tenants upon the expiration of their lease or to apply the same in connection with a tenant default. All security deposits will be transferred to the purchaser at any foreclosure sale.

(i)              Any requests for Lender’s approval of a Lease or lease amendment with a Major Tenant shall be made in writing and sent via Federal Express (or other national carrier with receipt confirmation) and shall include (A) a cover letter which states at the top of the letter in bold, capitalized letters the following: “PLEASE TAKE NOTICE. THIS IS A REQUEST FOR APPROVAL OF A LEASE [OR LEASE AMENDMENT] FOR THE [INSERT NAME OF PROPERTY SECURING LOAN, CITY AND STATE][INSERT APPLICABLE LOAN NO.]. YOU HAVE TEN (10) BUSINESS DAYS FROM THE DATE YOU RECEIVE THIS LETTER TO REVIEW AND APPROVE THE ACCOMPANYING LEASE [OR LEASE AMENDMENT]. IF YOU DO NOT RESPOND WITHIN SUCH TEN (10) BUSINESS DAYS, YOU MAY BE DEEMED TO HAVE APPROVED THE LEASE [OR LEASE AMENDMENT]”, and (B) a copy of the proposed final draft of the Lease or lease amendment (the “Final Lease Draft”), together with a redline against the standard form of lease (if applicable) and all information reasonably required by Lender in order to adequately review such request. Lender shall approve or disapprove such submitted Lease or lease amendment within ten (10) business days after receipt by Lender of such request. If Lender shall fail to disapprove of any such submitted Lease or lease amendment for which Lender’s approval has been requested within such ten (10) business day period, Borrower shall submit a second notice in writing via Federal Express (or other national carrier with receipt confirmation) to Lender (“Borrower’s Second Notice”) which shall include (C) a cover letter which states at the top of the letter in bold, capitalized letters the following: “PLEASE TAKE NOTICE. THIS IS THE SECOND AND FINAL REQUEST FOR APPROVAL OF A LEASE [OR LEASE AMENDMENT] FOR [INSERT NAME OF PROPERTY SECURING LOAN, CITY AND STATE][INSERT APPLICABLE LOAN NO]. IF YOU DO NOT RESPOND WITHIN FIVE (5) BUSINESS DAYS FROM THE DATE YOU RECEIVE THIS NOTICE, YOU WILL BE DEEMED TO HAVE APPROVED THE LEASE [OR LEASE AMENDMENT]”, and (D) a copy of the Final Lease Draft, together with a redline against the standard form (if applicable), and all information reasonably required by Lender in order to adequately review such request. If Lender shall fail to disapprove of any such submitted Lease or lease amendment for which Lender’s approval has been requested within such five (5) business day period, Lender shall be conclusively deemed to have approved such submitted Lease or lease amendment. In the event substantive changes materially affecting landlord and/or Lender’s position as landlord or potential landlord under the Lease are made to the proposed Final Lease Draft after the date such draft was delivered and approved or deemed approved by Lender, Borrower shall deliver, for Lender’s approval a copy of the latest proposed lease draft together with a redline to the version last viewed and approved by Lender, and such process for approval outlined in this Section 5.1.11(i) shall be followed for each such change. A final signed version of any Lease shall be delivered to Lender within a reasonable time after such execution.

5.1.12          Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

5.1.13          Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document and the Environmental Indemnity executed and delivered by Borrower.

5.1.14          Costs of Enforcement/Remedying Defaults. In the event (a) that the Security Instrument is foreclosed in whole or in part or the Note or any other Loan Document or the Environmental Indemnity is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage or other security instrument prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, which shall be due and payable on demand, together with interest thereon at the Default Rate from the date incurred by Lender to the date of payment to Lender, and together with all required service or use taxes.

5.1.15          Business and Operations. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the Property. Borrower shall at all times cause the Property to be maintained as a retail shopping center (the “Use”). Borrower, at its sole cost and expense, shall keep the Property in good order, condition and repair, and make all necessary structural and non-structural, ordinary and extraordinary repairs to the Property and the Improvements.

5.1.16          Use. Borrower shall use, or cause to be used, the Property continuously for the current Use. Borrower shall not use, or permit the use of, the Property for any other use without the prior written consent of Lender. Borrower shall not file or record a declaration of condominium, master mortgage or deed of trust or any other similar document evidencing the imposition of a so-called “condominium regime” whether superior or subordinate to the Security Instrument and Borrower shall not permit any part of the Property to be converted to, or operated as, a “cooperative apartment house” whereby the tenants or occupants participate in the ownership, management or control of any part of the Property.

5.1.17          Collateral Security Instruments. Borrower covenants and agrees that if Lender at any time holds additional security for any obligations secured by the Security Instrument, it may enforce its rights and remedies with respect to the security, at its option, either before, concurrently or after a sale of the Property is made pursuant to the terms of the Security Instrument. Lender may apply the proceeds of the additional security to the Loan without affecting or waiving any right to any other security, including the security under the Security Instrument, and without waiving any breach or default of Borrower under the Security Instrument or any other Loan Document or the Environmental Indemnity.

5.1.18          Suits and Other Acts to Protect the Property.

(a)             Borrower shall immediately notify Lender of the commencement, or receipt of notice, of any and all actions or proceedings or other material matter or claim (i) affecting the Property, and/or (ii) arising under any of the Leases or that is connected with the obligations, duties or liabilities of the landlord, Tenant or any guarantor under any Lease, and/or (iii) affecting the interest of Lender under the Loan Documents or the Environmental Indemnity or the Guaranty (collectively, “Actions”). Borrower shall appear in and defend any Actions.

(b)            Lender shall have the right, at the cost and expense of Borrower, to institute, maintain and participate in Actions and take such other action, as it may deem appropriate in the good faith exercise of its discretion to preserve or protect the Property and/or the interest of Lender under the Loan Documents or the Environmental Indemnity or the Guaranty. Any money paid by Lender under this Section 5.1.18 shall be reimbursed to Lender in accordance with Section 12.13 hereof.

5.1.19          Intentionally Omitted.

5.1.20          Special Purpose Entity/Separateness.

(a)             Borrower shall be and shall continue to be a Special Purpose Entity.

(b)            The Property will continue to have, “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c)             The organizational documents of Borrower, as in effect on the date hereof, have been approved by Lender and such organizational documents shall not be modified, amended or revised without the prior written consent of Lender.

(d)            Borrower shall not violate or cause to be violated any assumptions made with respect to Borrower and its direct or indirect owners or affiliates in the Non-Consolidation Opinion.

(e)             The covenants set forth in this Section 5.1.20 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

5.1.21          Personal Property. Borrower will notify Lender of, and will protect, defend and indemnify Lender against, all claims and demands of all persons at any time claiming any rights or interest in the Personal Property. The Personal Property shall not be used or bought for personal, family, or household purposes, but shall be bought and used solely for the purpose of carrying on Borrower’s business. Borrower will not remove the Personal Property without the prior written consent of Lender, except the items of Personal Property which are consumed or worn out in ordinary usage shall be promptly replaced by Borrower with other Personal Property of value equal to or greater than the value of the replaced Personal Property.

5.1.22          Alterations. Notwithstanding anything contained herein to the contrary, Lender’s prior approval shall be required in connection with any alterations to any Improvements (a) that may have a Material Adverse Change, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold or (c) that are structural in nature, which approval may be granted or withheld in Lender’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other security acceptable to Lender, or (iv) a completion bond acceptable to Lender as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.

5.1.23          Distributions. During the continuance of an Event of Default, Borrower shall make no further distributions to its partners, members or shareholders, as applicable. For so long as no Event of Default is continuing, Borrower shall be permitted to make distributions or dividends to its partners, members, or shareholders. For so long as distributions made by Borrower to Guarantor are permitted under the Loan Documents, Guarantor is freely permitted to further distribute or dividend such sums from Borrower to Guarantor’s partners, members or shareholders and Guarantor is not restricted from making distributions or dividends of funds from any other source.

Section 5.2              Borrower Negative Covenants. From the date hereof until the Debt is paid in full, Borrower hereby covenants and agrees with Lender that:

5.2.1             Due on Sale and Encumbrance; Transfers of Interests. Subject to the provisions of Article VIII hereof, without the prior written consent of Lender, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or otherwise Transfer any interest, direct or indirect, in the Borrower, the Property or any part thereof, whether voluntarily or involuntarily, except as expressly permitted in the Security Instrument and this Agreement.

5.2.2             Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property (including any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy loan) except for Permitted Encumbrances. Subject to the immediately following sentence, if any Lien is recorded against the Property or any part of the Property, Borrower shall either obtain a discharge and release of such Lien or fully bond over such lien to the satisfaction of Lender and have such lien discharged of record, in either case within thirty (30) days after receipt of notice of its existence. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon the Property (collectively, “Claims”); provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Claims, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such Claims from the Property; and (vi) to the extent security is not required to be posted in connection with the legal proceeding, and the Claim is for more than $500,000, Borrower shall deposit with Lender cash, or other security as may be reasonably approved by Lender, in an amount equal to 125% of the contested amount (or such higher amount as may be required by applicable law), to insure the payment of any such Claims, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

5.2.3             Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, or (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.

5.2.4             Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property.

5.2.5             Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than with respect to terminations of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6             Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

5.2.7             Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in the Use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender. The zoning approval for the Property is not dependent upon the ownership or use of any property which is not encumbered by the Security Instrument.

5.2.8             Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental to the ownership and operation of the Property.

5.2.9             No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.10          Principal Place of Business; Chief Executive Office; Books and Records. Borrower shall not (i) change its principal place of business or name from the address and name set forth in the introductory paragraph hereof without, in each instance, (A) giving Lender at least thirty (30) days’ prior written notice thereof and (B) taking all action required by Lender for the purpose of perfecting and/or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents or (ii) change its organizational structure without (A) obtaining the prior written consent of Lender and (B) taking all action reasonably required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

5.2.11          ERISA. Borrower will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

5.2.12          Material Agreements. Borrower shall not, without Lender’s prior written consent, such consent not to be unreasonably withheld: (a) enter into any Material Agreement, (b) surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such Material Agreement would be commercially reasonable and then only if Borrower shall have provided to Lender not less than five (5) Business Days’ notice of such termination and such termination would not be reasonably expected to result in a Material Adverse Change), (c) increase or consent to the increase of the amount of any fees or charges payable by Borrower under any Material Agreement, except for such increases as are expressly provided for therein, or (d) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement.

5.2.13          Improvements. Borrower shall abstain from, and not permit the commission of waste to the Property and shall not remove or alter in any substantial manner, the structure or character of any Improvements without the prior written consent of Lender. Construction of the Improvements on the Property is complete.

5.2.14          Intentionally Omitted.

VI.	insurance, casualty and condemnation

Section 6.1              Insurance.

6.1.1             Insurance Policies.

(a)             During the term of the Loan, Borrower at its sole cost and expense must provide insurance policies and certificates of insurance for types of insurance described below all of which must be satisfactory to Lender as to form of policy, amounts, deductibles, sublimits, types of coverage, exclusions and the companies underwriting these coverages. In no event shall such policies be terminated or otherwise allowed to lapse. Borrower shall be responsible for its own deductibles. Borrower shall also pay for any insurance, or any increase of policy limits, not described in this Agreement which Borrower requires for its own protection or for compliance with government statutes. Borrower’s insurance shall be primary and without contribution from any insurance procured by Lender including, without limitation, any insurance obtained by Lender pursuant to Section 6.1.1 (d) hereof.

Policies of insurance shall be delivered to Lender in accordance with the following requirements:

(i)              Property insurance on the Improvements and the fee estate of Borrower insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils,” in each case (1) in an amount equal to 100% of the Full Replacement Cost of the Improvements with a waiver of depreciation and with a Replacement Cost Endorsement; (2) containing an agreed amount endorsement with respect to the Improvements waiving all co-insurance provisions; (3) providing for no deductible in excess of $250,000.00; and (4) containing no margin clause unless approved by Lender and (5) containing Ordinance or Law Coverage, Operation of Building Laws, Demolition Costs and Increased Cost of Construction in an amount reasonably required by Lender or if any of the Improvements or the use of the Property constitute non-conforming structures then in the amount of 100% of the Full Replacement Cost. The Full Replacement Cost shall be determined from time to time by an appraiser or contractor designated and paid by Borrower and approved by Lender or by an engineer or appraiser in the regular employ of the insurer. The “Full Replacement Cost” for purposes of this Article VI shall mean the estimated total cost of construction required to replace the Improvements with a substitute of like utility, and using modern materials and current standards, design and layout. For purposes of calculating Full Replacement Cost, it shall include all customary direct (hard) costs, indirect (soft) costs and other costs included in the Marshall Valuation Service published by Marshall & Swifts.

(ii)            Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (1) to be on the so-called “occurrence” form with a combined single limit of not less than Fifty Million Dollars ($50,000,000.00); (2) to continue at not less than this limit; and (iii) to cover at least the following hazards: (a) premises and operations; (b) products and completed operations on an “if any” basis; (c) independent contractors; (d) blanket contractual liability for all written and oral contracts; and (e) contractual liability covering the indemnities contained in this Agreement and the other Loan Documents to the extent available. The required limit may be satisfied through a combination of Primary and Excess Liability policies.

(iii)          Business Income insurance in an amount sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable policies, and sufficient to recover twelve (12) months Business Income and with an Extended Period of Indemnity (“EPI”) of 12 months. The amount of such insurance shall be increased from time to time during the term of the Loan as and when new leases and renewal leases are entered into and rents payable increase or the annual estimate of gross income from occupancy of the Property increases to reflect such rental increases.

(iv)          If Lender determines at any time that any part of the Improvements or fee estate of Borrower is located in an area identified on a Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, Borrower will maintain a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended. In addition Difference in Conditions (DIC) insurance and/or excess insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of flood, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender, if Lender determines at any time that any part of the Property is located in Flood Zone A or V.

(v)            During the period of any construction or renovation or alteration of the Improvements, and only if the Property insurance (as described in Section 6.1.1(a)(i) above) form does not otherwise provide coverage, a so-called “Builder’s All Risk” insurance policy in non-reporting form for any Improvements under construction, renovation or alteration including, without limitation, for demolition and increased cost of construction or renovation, in an amount approved by Lender including an Occupancy endorsement and Worker’s Compensation Insurance covering all persons engaged in the construction, renovation or alteration in an amount at least equal to the minimum required by statutory limits of the State.

(vi)          If applicable, Workers’ Compensation insurance, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operations (if applicable).

(vii)        Boiler & Machinery, or Equipment Breakdown Coverage, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of all equipment installed in, on or at the Improvements. These policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an accident or breakdown.

(viii)      Insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of terrorism, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender.

(ix)          If applicable, Business Automobile Insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage arising out of the use of owned, non-owned, hired and/or leased automotive equipment when such equipment is operated by Borrower, Borrower’s employees or Borrower’s agents in connection with the Property.

(x)            Windstorm coverage, including coverage for Named Storms, in an amount equal to the Full Replacement Cost, plus an amount equal to the business income insurance and EPI contemplated in Subsection (a)(iii) of this Section 6.1.1 and on terms consistent with the commercial property insurance policy required under Subsection (a)(i) of this Section 6.1.1, provided, however, that the deductible for windstorm coverage shall not exceed the greater of (i) $250,000 or (ii) five percent (5%) of the Full Replacement Cost.

(xi)          Environmental insurance policy between Navigators Specialty Insurance Company and IREIT Pittsburgh Settlers Ridge, L.L.C., entered into on October 1, 2015 and effective as of October 1, 2015, naming Lender as an additional insured.

(xii)        Intentionally omitted.

(xiii)      Such other insurance (i) as may from time to time be required by Lender to replace coverage against any hazard, which as of the date hereof is insured against under any of the insurance policies described in Subsections (a)(i) through (a)(xi) of this Section 6.1.1, and (ii) as may from time to time be reasonably required by Lender against other insurable hazards, including, but not limited to, vandalism, earthquake, environmental, sinkhole and mine subsidence.

(b)            Lender’s interest must be clearly stated by endorsement in the insurance policies described in this Section 6.1.1 as follows:

(i)              The policies of insurance referenced in Subsections (a)(i), (a)(iii), (a)(iv), (a)(v), (a)(vii), (a)(x) and (a)(xi) of this Section 6.1.1 shall identify Lender under the New York Standard Mortgagee Clause (non-contributory) endorsement.

(ii)            The insurance policies referenced in Sections 6.1.1 (a)(ii) and 6.1.1 (a)(ix) shall name Lender as an additional insured.

(iii)          The policies of insurance referenced in Section 6.1.1 (a)(viii) shall name Lender in such form and manner as Lender shall require.

(iv)          All of the policies referred to in Section 6.1.1 shall provide for at least thirty (30) days’ written notice to Lender in the event of policy cancellation and/or material change.

(c)             All the insurance companies must be authorized to do business in New York State and the State and be approved by Lender. The insurance companies must have a general policy rating of A.M. Best “Excellent” or better and a financial class of X or better by A.M. Best. So called “Cut-through” endorsements shall not be permitted. If there are any Securities issued with respect to this Loan which have been assigned a rating by a Rating Agency, the insurance company shall have a claims paying ability rating by such Rating Agency equal to or greater than the rating of the highest class of the Securities. Borrower shall deliver evidence satisfactory to Lender of payment of premiums due under the insurance policies.

(d)            Certified copies of the policies, and any endorsements, shall be made available for inspection by Lender upon request. If Borrower fails to obtain or maintain insurance policies and coverages as required by this Section 6.1.1 (“Required Insurance”) then Lender shall have the right but shall not have the obligation immediately to procure any Required Insurance at Borrower’s cost.

(e)             Borrower shall be required during the term of the Loan to continue to provide Lender with original renewal policies or replacements of the insurance policies referenced in Section 6.1.1(a). Lender may accept Certificates of Insurance, if satisfactory to Lender, evidencing insurance policies referenced in this Section 6.1.1 instead of requiring the actual policies. Lender shall be provided with renewal Certificates of Insurance, or Binders, prior to each expiration. The failure of Borrower to maintain the insurance required under this Article VI shall not constitute a waiver of Borrower’s obligation to fulfill these requirements.

(f)             All binders, policies, endorsements, certificates, and cancellation notices are to be sent to the Lender’s Address for Insurance Notification until changed by notice from Lender.

(g)            If any policy referred to in Section 6.1.1 is written on a blanket basis, a list of locations and their insurable values shall be provided, as required by Lender. If the Property is located in an area for potential catastrophic loss Borrower shall provide Lender with a Natural Hazard Loss Analysis Report on an annual basis. This report is to be completed by a recognized risk modeling company (e.g. RMS, EQE, AIR) approved by Lender.

6.1.2             Adjustment of Claims. Borrower hereby authorizes and empowers Lender to settle, adjust or compromise any claims for damage to, or loss or destruction of, all or a portion of the Property, regardless of whether there are Insurance Proceeds available or whether any such Insurance Proceeds are sufficient in amount to fully compensate for such damage, loss or destruction; notwithstanding the foregoing, in the event of a Casualty where the loss does not exceed $500,000, Borrower may settle and adjust such claim without Lender’s consent, provided that (i) no Event of Default has occurred and is continuing, and (ii) such adjustment is carried out in a commercially reasonable and timely manner.

6.1.3             Assignment to Lender. To the extent the insurance requirements in Section 6.1 are satisfied using a stand-alone policy(ies) covering only the Property, then in the event of the foreclosure of the Security Instrument or other transfer of the title to the Property in extinguishment of the Debt, all right, title and interest of Borrower in and to such insurance policy(ies), or premiums or payments in satisfaction of claims or any other rights under these insurance policy(ies) shall pass to the transferee of the Property. Notwithstanding the foregoing, to the extent the insurance requirements in Section 6.1 are satisfied using a blanket policy, then in the event of the foreclosure of the Security Instrument or other transfer of the title to the Property in extinguishment of the Debt, all right, title and interest of Borrower in and to any premiums or payments in satisfaction of claims or any other rights under such insurance policy(ies) relating to the Property shall pass to the transferee of the Property.

Section 6.2              Casualty and Condemnation.

6.2.1             Casualty.

(a)             Borrower shall give prompt written notice to Lender of any Casualty (i) where the cost to restore is $100,000 or more, (ii) which causes or is reasonably likely to cause a Material Adverse Change, or (iii) which occurs during the continuance of an Event of Default, whether or not required to be insured against. The notice shall describe the nature and cause of the Casualty and the extent of the damage to the Property. Borrower covenants and agrees to commence and diligently pursue to completion the Restoration.

(b)            Borrower assigns to Lender all Insurance Proceeds which Borrower is entitled to receive in connection with a Casualty whether or not such insurance is required under this Agreement. Subject to the rights of any Tenants at the Property existing as of the date hereof pursuant to Leases delivered to Lender prior to the Closing Date, in the event of any Casualty, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the repair, restoration and rebuilding of any portion of the Property that has been partially damaged or destroyed (the “Restoration”) can be accomplished in full compliance with all Legal Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the Casualty and at least equal in value as that existing prior to the Casualty, the Net Proceeds shall be applied to the Cost of Restoration in accordance with the terms of this Article VI. Lender shall hold and disburse the Net Proceeds to the Restoration.

(c)             If the Net Proceeds are to be used for the Restoration in accordance with this Article VI, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3 below. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds (as defined in Section 6.2.3(a) below) then held by Lender to Borrower.

(d)            In the event that the conditions for Restoration set forth in this Section have not been met, Lender may, at its option, apply the Net Proceeds to the reduction of the Debt in such order as Lender may determine and Lender may declare the entire Debt immediately due and payable. After payment in full of the Debt, any remaining Restoration Funds shall be paid to Borrower.

6.2.2             Condemnation.

(a)             Subject to the rights of any Tenants at the Property existing as of the date hereof pursuant to Leases delivered to Lender prior to the Closing Date, if the Property or any part of the Property is taken by reason of any Condemnation, Lender shall be entitled to any Award. At its option, Lender shall be entitled to commence, appear in and prosecute in its own name any action or proceeding or to make any compromise or settlement in connection with such Condemnation. Borrower hereby irrevocably constitutes and appoints Lender as its attorney-in-fact, which appointment is coupled with an interest, to commence, appear in and prosecute any action or proceeding or to make any compromise or settlement in connection with any such Condemnation.

(b)            Borrower assigns to Lender any and all Awards which Borrower is entitled to receive. Subject to the rights of any Tenants at the Property existing as of the date hereof pursuant to Leases delivered to Lender prior to the Closing Date, in the event of any Condemnation, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the Restoration of any portion of the Property that has not been taken can be accomplished in full compliance with all Legal Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the taking and at least equal in value as that existing prior to the taking, then Borrower shall commence and diligently pursue to completion the Restoration. Lender shall hold and disburse the related Net Proceeds to the Restoration.

(c)             In the event the Net Proceeds are to be used for the Restoration, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3 below. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds (as defined in Section 6.2.3(a) below) then held by Lender to Borrower.

(d)            In the event that the conditions for Restoration set forth in this Section have not been met, Lender may, at its option, apply the Net Proceeds to the reduction of the Debt in such order as Lender may determine and Lender may declare the entire Debt immediately due and payable. After payment in full of the Debt, any remaining Restoration Funds shall be paid to Borrower.

6.2.3             Requirements For Restoration. Unless otherwise expressly agreed in a writing signed by Lender, the following are the “Requirements for Restoration”:

(a)             In the event that (i) the work related to any applicable Restoration has a projected total cost in excess of $500,000, (ii) an Event of Default has occurred and is continuing, or (iii) the applicable Restoration is of a Casualty that has had a Material Adverse Change, prior to the commencement of any Restoration work (the “Work”), Borrower shall provide Lender for its review and written approval (i) complete plans and specifications for the Work which (A) have been approved by all required governmental authorities, (B) have been approved by an architect satisfactory to Lender (the “Architect”) and (C) are accompanied by Architect’s signed statement of the total estimated cost of the Work (the “Approved Plans and Specifications”); (ii) the amount of money which Lender reasonably determines will be sufficient when added to the Net Proceeds to pay the entire cost of the Restoration (collectively referred to as the “Restoration Funds”); (iii) evidence that the Approved Plans and Specifications and the Work are in compliance with all Legal Requirements; (iv) an executed contract for construction with a contractor satisfactory to Lender (the “Contractor”) in a form approved by Lender in writing; and (v) a surety bond and/or guarantee of payment with respect to the completion of the Work. The bond or guarantee shall be satisfactory to Lender in form and amount and shall be signed by a surety or other entities who are acceptable to Lender. With respect to any applicable Restoration that has a projected cost of less than or equal to $500,000 and for which Lender’s consent is not otherwise required with respect thereto, Borrower shall provide to Lender a copy of the Approved Plans and Specifications and the Construction Contract (and for the avoidance of doubt, Lender’s approval shall not be required in connection therewith).

(b)            Borrower shall not commence the Work, other than temporary work to protect the Property or prevent material interference with business, until Borrower shall have complied with the requirements of Subsection (a) of this Section 6.2.3. So long as there does not currently exist an Event of Default and the following conditions have been complied with or, in Lender’s discretion, waived, Lender shall disburse the Restoration Funds in increments to Borrower, from time to time as the Work progresses:

(i)              Architect shall be in charge of the Work.

(ii)            Lender shall disburse the Restoration Funds directly or through escrow with a title company selected by Borrower and approved by Lender, upon not less than ten (10) days’ prior written notice from Borrower to Lender and Borrower’s delivery to Lender of (A) Borrower’s written request for payment (a “Request for Payment”) accompanied by a certificate by Architect in a form satisfactory to Lender which states that (a) all of the Work completed to that date has been completed in compliance with the Approved Plans and Specifications and in accordance with all Legal Requirements, (b) the amount requested has been paid or is then due and payable and is properly a part of the cost of the Work, and (c) when added to all sums previously paid by Lender, the requested amount does not exceed the value of the Work completed to the date of such certificate; and (B) evidence satisfactory to Lender that the balance of the Restoration Funds remaining after making the payments shall be sufficient to pay the balance of the cost of the Work. Each Request for Payment shall be accompanied by (x) waivers of liens covering that part of the Work previously paid for, if any (y) a title search or by other evidence satisfactory to Lender that no mechanic’s or materialmen’s liens or other similar liens for labor or materials supplied in connection with the Work have been filed against the Property and not discharged of record, and (z) an endorsement to the Title Insurance Policy insuring that no encumbrance exists on or affects the Property other than the Permitted Encumbrances.

(iii)          The final Request for Payment shall be accompanied by (i) a final certificate of occupancy or other evidence of approval of appropriate governmental authorities for the use and occupancy of the Improvements, (ii) evidence that the Restoration has been completed in accordance with the Approved Plans and Specifications and all Legal Requirements, (iii) evidence that the costs of the Restoration have been paid in full, and (iv) evidence that no mechanic’s or similar liens for labor or material supplied in connection with the Restoration are outstanding against the Property, including final waivers of liens covering all of the Work and an endorsement to the Title Insurance Policy insuring that no encumbrance exists on or affects the Property other than the Permitted Encumbrances.

(c)             If (i) within sixty (60) days after the occurrence of any damage, destruction or condemnation requiring Restoration, Borrower fails to submit to Lender and receive Lender’s approval of plans and specifications or fails to deposit with Lender the additional amount necessary to accomplish the Restoration as provided in subparagraph (a) above, or (ii) after such plans and specifications are approved by all such governmental authorities and Lender, Borrower fails to commence promptly or diligently continue to completion the Restoration, or (iii) Borrower becomes delinquent in payment to mechanics, materialmen or others for the costs incurred in connection with the Restoration, or (iv) there exists an Event of Default, then, in addition to all of the rights herein set forth and after ten (10) days’ written notice of the non-fulfillment of one or more of these conditions, Lender may apply the Restoration Funds to reduce the Debt in such order as Lender may determine, and at Lender’s option and in its sole discretion, Lender may declare the Debt immediately due and payable together with the Prepayment Fee.

VII.	PROPERTY MANAGEMENT

Section 7.1              The Management Agreement. Borrower shall cause Manager to manage the Property in accordance with the Management Agreement. Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed, and (iii) promptly deliver to Lender upon request, a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents or the Environmental Indemnity or the Guaranty, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2              Prohibition Against Termination or Modification. Borrower shall not surrender, terminate, cancel, modify, renew or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Lender (such consent not to be unreasonably withheld). If at any time Lender consents to the appointment of a new manager, such manager and Borrower shall, as a condition of Lender’s consent, execute an assignment and subordination of management agreement in the form then used by Lender. Notwithstanding the foregoing, and provided Manager and Borrower ratify the Assignment of Management Agreement for such additional term, Borrower may extend the Management Agreement for an additional term of years on the same terms and conditions as the approved

Management Agreement. Further notwithstanding the foregoing, Borrower may terminate the Management Agreement and enter into a replacement management agreement with Inland Commercial Real Estate Services LLC (“Inland Replacement Manager”), provided (i) the replacement management agreement with Inland Replacement Manager is in the same form as the Management Agreement, and (ii) Borrower and Manager deliver an executed assignment and subordination of management agreement in the form then used by Lender.

Section 7.3              Replacement of Manager. Lender shall have the right, in its sole discretion, to require Borrower to replace the Manager upon prior notice with a Person reasonably approved by Lender upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and continuance of an Event of Default and/or (ii) if Manager shall be in default of any material provision under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct.

VIII.	PERMITTED TRANSFERS

Section 8.1              Permitted Transfers of Interest in Borrower. Borrower shall not cause or permit: (i) the Property or any direct or indirect interest in the Property, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of; or (ii) any transfer, assignment or conveyance of any direct or indirect interest in Borrower or its partners, stockholders, members, beneficiaries, or any of Borrower’s direct or indirect constituents or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower or any of the direct or indirect general partners or members of Borrower, including, without limitation, any conversion of Borrower or any direct or indirect general partner or member of Borrower to a limited partnership, a limited liability partnership or a limited liability company (collectively, a “Transfer” or “Transfers”).

The prohibitions on transfer shall not be applicable to (i) Transfers as a result of the death of a natural person who is Borrower; (ii) Transfers in connection with estate planning by a natural person to a spouse, son or daughter or descendant of either, a stepson or stepdaughter or descendant of either or (iii) each of the Transfers described on Exhibit B attached hereto.

Borrower shall pay all costs and expenses, including reasonable attorneys’ fees and disbursements incurred by Lender in connection with any Transfer.

Section 8.2              Prohibition on Additional Financing. Borrower shall not incur or permit the incurring of (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property (including any loan or financing which is repaid by assessments or other taxes related to the Property including, without limitation, any Property-Assessed Clean Energy loan) or (ii) any pledge or encumbrance of a partnership, member or shareholder or beneficial interest or other direct or indirect interest in Borrower (collectively “Secondary Financing”).

Section 8.3              Restrictions on Additional Obligations. During the term of the Loan, Borrower shall not, without the prior written consent of Lender, become liable with respect to any indebtedness or other obligation except for (i) the Loan, (ii) Leases entered into in the ordinary course of owning and operating the Property for the Use, (iii) other liabilities incurred in the ordinary course of owning and operating the Property for the Use but excluding any loans or borrowings, (iv) liabilities or indebtedness disclosed in writing to and approved by Lender on or before the Closing Date, and (v) any other single item of indebtedness or liability which does not exceed $100,000 or, when aggregated with other items of indebtedness or liability, does not exceed $250,000.

Section 8.4              Statements Regarding Ownership. Borrower agrees to submit or cause to be submitted to Lender within thirty (30) days after December 3lst of each calendar year during the term of the Loan and ten (10) days after any written request by Lender, a sworn, notarized certificate, signed by an authorized (i) individual who is Borrower or one of the individuals comprising Borrower, (ii) member of Borrower, (iii) partner of Borrower or (iv) officer of Borrower, as the case may be, stating whether (x) any part of the Property, or any interest in the Property, has been conveyed, transferred, assigned, encumbered, or sold, and if so, to whom; (y) any conveyance, transfer, pledge or encumbrance of any interest in Borrower has been made and if so, to whom; or (z) there has been any change in the individual(s) comprising Borrower or in the partners, members, stockholders or beneficiaries of Borrower from those on the Closing Date, and if so, a description of such change or changes.

Section 8.5              Assumption. Borrower shall have a one-time right to transfer the Property to a third party which is not an Identified Affiliate (as defined in Exhibit B), subject to the following conditions:

(a)             there being no Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of the transfer;

(b)            Lender’s approval of the transferee;

(c)             the General Transfer Requirements (as defined in Exhibit B hereof) have been satisfied;

(d)            the Loan to Value Ratio of the Property at the time of the transfer shall not be greater than 55% , and the Debt Yield of the Property at the time of the transfer shall not be less than 11%;

(e)             Borrower or the transferee shall pay the applicable Transfer Fee;

(f)             the transferee shall expressly assume the Loan Documents and the Environmental Indemnity in a manner satisfactory to Lender and an additional guarantor acceptable to Lender shall execute the Guaranty and the Environmental Indemnity with respect to events arising or occurring from and after the date of the transfer, which additional guarantor must have (in the aggregate if more than one) a net worth (excluding the value of the Property) of not less than the aggregate net worth of the Guarantor (excluding the value of the Property) as of the Closing Date;

(g)            the transferee must have a net worth not less than the net worth of the Borrower as of the Closing Date;

(h)            the transferee must be experienced in the ownership, management and leasing of properties similar to the Property; and

(i)              the Property shall continue to be managed by a Qualified Manager;

(j)              Lender has received from counsel for such transferee, such legal opinions as are reasonably necessary or appropriate, in form and substance reasonably acceptable to Lender, including without limitation, enforceability opinions, and to the extent such opinions were issued to Lender at the time the Loan was made, substantive non-consolidation legal opinions and, to the extent necessary, Delaware single member limited liability company legal opinions;

(k)            Borrower or transferee shall pay all costs and expenses incurred by Lender in connection with the transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees.

(l)              No transfer shall release Borrower or Guarantor from their obligations under the Loan Documents, the Environmental Indemnity or the Guaranty with respect to events arising or occurring prior to the date of transfer.

IX.	ENVIRONMENTAL HAZARDS

Section 9.1              Representations and Warranties. Borrower hereby represents, warrants, covenants and agrees to and with Lender that (i) except as set forth in the Phase I environmental report delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), neither Borrower nor, to Borrower’s knowledge, any Tenant, subtenant or occupant of the Property, has at any time placed, suffered or permitted the presence of any Hazardous Materials at, on, under, within or about the Property except as expressly approved by Lender in writing and (ii) all operations or activities upon the Property, and any use or occupancy of the Property by Borrower are presently and shall in the future be in compliance with all

Requirements of Environmental Laws, (iii) Borrower will use commercially reasonable efforts to assure that any Tenant, subtenant or occupant of the Property shall in the future be in compliance with all Requirements of Environmental Laws, (iv) all operations or activities upon the Property are presently and shall in the future be in compliance with all Requirements of Environmental Laws, (v) Borrower does not know of, and has not received, any written or oral notice of other communication from any person or entity (including, without limitation, a governmental entity) relating to Hazardous Materials or Remedial Work pertaining thereto, of possible liability of any person or entity pursuant to any Requirements of Environmental Laws, other environmental conditions in connection with the Property, or any actual administrative or judicial proceedings in connection with any of the foregoing, (vi) Borrower shall not do or knowingly allow any Tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property, and (vii) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower and that is contained in Borrower’s files and records, including, without limitation, any reports relating to Hazardous Materials in, on, under or from the Property and/or to the environmental condition of the Property.

Section 9.2              Remedial Work. In the event any Remedial Work is required under any Requirements of Environmental Laws, Borrower shall perform or cause to be performed the Remedial Work in compliance with the applicable law, regulation, order or agreement. All Remedial Work shall be performed by one or more contractors, selected by Borrower and approved in advance in writing by Lender, and under the supervision of a consulting engineer, selected by Borrower and approved in advance in writing by Lender. All costs and expenses of Remedial Work shall be paid by Borrower including, without limitation, the charges of the contractor(s) and/or the consulting engineer, and Lender’s reasonable attorneys’, architects’ and/or consultants’ fees and costs incurred in connection with monitoring or review of the Remedial Work. In the event Borrower shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, subject to Force Majeure, the Remedial Work, Lender may, but shall not be required to, cause such Remedial Work to be performed, subject to the provisions of Section 12.13 of this Agreement.

Section 9.3              Environmental Site Assessment. Lender shall have the right, at any time and from time to time, to undertake, at the expense of Borrower, an environmental site assessment on the Property, including any testing that Lender may determine, in its reasonable discretion, is necessary or desirable to ascertain the environmental condition of the Property and the compliance of the Property with Requirements of Environmental Laws. Borrower shall cooperate fully with Lender and its consultants performing such assessments and tests.

Section 9.4              Unsecured Obligations. No amounts which may become owing by Borrower to Lender under this Article IX or under any other provision of this Agreement as a result of a breach of or violation of this Article IX shall be secured by the Security Instrument. The obligations shall continue in full force and effect and any breach of this Article IX shall constitute an Event of Default. The lien of the Security Instrument shall not secure (i) any Unsecured Obligations, or (ii) any other obligations to the extent that they are the same or have the same effect as any of the Unsecured Obligations. The Unsecured Obligations shall continue in full force, and any breach or default of any such obligations shall constitute a breach or default under this Agreement but the proceeds of any foreclosure sale shall not be applied against Unsecured Obligations. Nothing in this Section shall in any way limit or otherwise affect the right of Lender to obtain a judgment in accordance with applicable law for any deficiency in recovery of all obligations that are secured by the Security Instrument following foreclosure, notwithstanding that the deficiency judgment may result from diminution in the value of the Property by reason of any event or occurrence pertaining to Hazardous Materials or any Requirements of Environmental Laws.

X.	PARTICIPATION AND SALE OF LOAN

Section 10.1          Sale of Loan/Participation. Lender may, at no cost to Borrower or Guarantor, sell, transfer or assign all or any portion of its interest or one or more participation interests in the Loan, the Loan Documents, the Guaranty and the Environmental Indemnity at any time and from time to time, including, without limitation, its rights and obligations as servicer of the Loan. Lender may issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement, including depositing the Loan Documents, the Guaranty and the Environmental Indemnity with a trust that may issue securities (the “Securities”). Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor in such Securities (collectively, the “Investor”) or any Rating Agency rating such Securities and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan and to Borrower or any Guarantor and the Property, whether furnished by Borrower, any Guarantor or otherwise, as Lender determines necessary or desirable.

Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right to divide the Loan into two or more tranches which may be evidenced by two or more notes, which notes may be pari passu or senior/subordinate, provided that (i) the aggregate principal amount of the notes immediately following such division shall equal the outstanding principal balance of the Loan and (ii) the weighted average interest rate of the Loan immediately following such division shall equal the interest rate which was applicable to the Loan immediately prior to such division. Borrower shall cooperate with reasonable requests of Lender in order to divide the Loan and shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith, including, without limitation, new notes to replace the original Note, all in form and substance reasonably satisfactory to Lender, provided that such documents shall contain terms, provisions and clauses (x) no less favorable to Borrower than those contained herein and in the Note, and (y) which do not increase Borrower’s obligations hereunder or decrease Borrower’s rights under the Loan Documents. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof.

Section 10.2          Cooperation. Borrower will cooperate, at no cost to Borrower or Guarantor, with Lender and the Rating Agencies in furnishing such information and providing such other assistance, reports and legal opinions as Lender may reasonably request in connection with any such transaction. In addition, Borrower acknowledges that Lender may release or disclose to potential purchasers or transferees of the Loan, or potential participants in the Loan, originals or copies of the Loan Documents, the Guaranty, the Environmental Indemnity, title information, engineering reports, financial statements, operating statements, appraisals, Leases, rent rolls, and all other materials, documents and information in Lender’s possession or which Lender is entitled to receive under the Loan Documents, the Guaranty, and the Environmental Indemnity with respect to the Loan, Borrower, any Guarantor or the Property. Borrower shall also furnish to such Investors or such prospective Investors or such Rating Agency any and all information concerning the Property, the Leases, the financial condition of Borrower or any Guarantor as may be requested by Lender, any Investor or any prospective Investor or any Rating Agency in connection with any sale, transfer or participation interest.

XI.	DEFAULTS

Section 11.1          Event of Default.

Any of the following shall be deemed to be a material breach of Borrower’s covenants in this Agreement and shall constitute a default (“Event of Default”):

(a)             The failure of Borrower to pay any installment of principal, interest or principal and interest, any required escrow deposit or any other sum required to be paid under any Loan Document, whether to Lender or otherwise, within seven (7) days of the due date of such payment;

(b)            The failure of Borrower to perform or observe any other term, provision, covenant, condition or agreement under any Loan Document for a period of more than thirty (30) days after receipt of notice of such failure; provided, however, that if such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such failure within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such failure, such additional period not to exceed one hundred twenty (120) days;

(c)             The filing by Borrower or one of the Guarantors (an “Insolvent Entity”) of a voluntary petition or application for relief in bankruptcy, the filing against an Insolvent Entity of an involuntary petition or application for relief in bankruptcy which is not dismissed within sixty (60) days, or an Insolvent Entity’s adjudication as a bankrupt or insolvent, or the filing by an Insolvent Entity of any petition, application for relief or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or an Insolvent Entity’s seeking or consenting to or acquiescing in the appointment of any trustee, custodian, conservator, receiver or liquidator of an Insolvent Entity or of all or any substantial part of the Property or of any or all of the Rents, or the making by an Insolvent Entity of any general assignment for the benefit of creditors, or the admission in writing by an Insolvent Entity of its inability to pay its debts generally as they become due (provided, however, the foregoing prohibition on an Insolvent Entity making an admission in writing of its inability to pay its debts shall not apply to such an admission to Lender or Servicer or if the failure to make such admission would be a violation of applicable law);

(d)            If any warranty, representation, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Loan Documents, the Guaranty or the Environmental Indemnity by Borrower, or by any person or entity otherwise liable under any Loan Document, the Guaranty or the Environmental Indemnity shall be materially false or misleading;

(e)             If Borrower shall suffer or permit the Property, or any part of the Property, to be used in a manner that might (1) impair Borrower’s title to the Property, (2) create rights of adverse use or possession, or (3) constitute an implied dedication of any part of the Property;

(f)             If Guarantor, if any, shall default under the Guaranty executed by Guarantor in favor of Lender dated as of the Closing Date; or

(g)            Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clause (c) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Guaranty, the Environmental Indemnity and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents, the Guaranty and the Environmental Indemnity against Borrower, Guarantor and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clause (c) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 11.2          Remedies.

(a)             Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents or the Environmental Indemnity executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents or the Environmental Indemnity. Without limiting the generality of the foregoing, if an Event of Default is continuing, to the extent permitted by law, (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)            Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) upon the occurrence and during the continuance of an Event of Default for non-payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument as reduced and modified following any such partial foreclosure to secure payment of sums secured by the Security Instrument and not previously recovered.

(c)             Any amounts recovered from the Property or any other collateral for the Loan following the occurrence of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(d)            During the continuance of an Event of Default, Borrower shall make no further distributions to its partners, members or shareholders, as applicable.

Section 11.3          Right to Cure Defaults. Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 11.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred to the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 11.4          Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents or the Environmental Indemnity, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon the occurrence of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 11.5          Duration of Events of Default. If any Event of Default shall occur (irrespective of whether or not the same consists of an ongoing condition, a one-time occurrence, or otherwise), the same shall be deemed to continue at all times thereafter; provided, however, that such Event of Default shall cease to continue only if Lender shall accept performance of the defaulted obligation or shall execute and deliver a written agreement in which Lender expressly states that such Event of Default has ceased to continue. Borrower shall have no right to cure any Event of Default, and Lender shall not be obligated under any circumstances whatsoever to accept such cure or performance or to execute and deliver any such writing. Without limitation, this Section shall govern in any case where reference is made in the Loan Documents, the Guaranty and/or the Environmental Indemnity to (i) any “cure” (whether by use of such word or otherwise) of any Event of Default, (ii) “during an Event of Default,” “the continuance of an Event of Default” or “after an Event of Default has ceased” (in each case, whether by use of such words or otherwise), or (iii) any condition or event which continues beyond the time when the same becomes an Event of Default.

XII.	MISCELLANEOUS

Section 12.1          Successors and Assigns; Terminology. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender. The term “Borrower” shall include both the original Borrower and any subsequent owner or owners of any of the Property. The term “Guarantor” shall include both the original Guarantor and any subsequent or substituted Guarantor. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

Section 12.2          Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender or any financial ratio is to be calculated or determined, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory or Lender’s calculation or determination shall (except as is otherwise expressly herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 12.3          Governing Law.

(a)             THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS), INCLUDING WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT, THE SECURITY INSTRUMENT AND THE OTHER LOAN DOCUMENTS, AND THE DETERMINATION OF DEFICIENCY JUDGMENTS

(b)            WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA AND THE UNITED STATES DISTRICT COURT LOCATED IN PITTSBURGH IN PENNSYLVANIA, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS INSTRUMENT WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

Section 12.4          Modification. Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 12.5          Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document or the Environmental Indemnity, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, any other Loan Document or the Environmental Indemnity, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the other Loan Documents or the Environmental Indemnity, or to declare an Event of Default for failure to effect prompt payment of any such other amount.

Section 12.6          Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent (i) by registered or certified mail, postage prepaid, return receipt requested or (ii) by nationally-recognized overnight commercial courier service, in each case addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 12.6. Any Notice shall be deemed to have been received upon receipt or refusal to accept delivery, in each case as shown on the return receipt or the receipt of such overnight commercial courier service.

If to Lender:                Metropolitan Life Insurance Company

10 Park Avenue, 3rd Floor

PO Box 1902

Morristown, New Jersey 07962

Attention:	Senior Managing Director, Real Estate Investments

Facsimile No. (973) 355-4430

with a copy to:            Metropolitan Life Insurance Company

10 Park Avenue, 3rd Floor

PO Box 1902

Morristown, New Jersey 07962

Attention:	Associate General Counsel, Real Estate Investments

Facsimile No. (973) 355-4920

with a copy to:            Hunton & Williams LLP

200 Park Avenue

New York, New York 10166

Attention: Peter J. Mignone, Esq.

Facsimile: (917) 254-4639

If to Borrower:            IREIT Pittsburgh Settlers Ridge, L.L.C.
c/o Inland Real Estate Income Trust, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Attention: President
Telephone: 630-218-8000
Facsimile: 630-368-2218

with a copy to:            The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attn: Robert Baum, Esq., General Counsel

Telephone: Facsimile: 630-368-2218

Section 12.7          Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNITY, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 12.8          Headings. The Article and/or Section headings and the Table of Contents in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or intent of any provisions of this Agreement

Section 12.9          Severability. If any provision of this Agreement should be held unenforceable or void, then that provision shall be separated from the remaining provisions and shall not affect the validity of this Agreement except that if the unenforceable or void provision relates to the payment of any monetary sum, then, Lender may, at its option, declare the Debt immediately due and payable.

Section 12.10       Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 12.11       Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 12.12       Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement, the other Loan Documents or the Environmental Indemnity, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 12.13       Expenses; Indemnity.

(a)             Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement, the other Loan Documents and the Environmental Indemnity on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) [reserved]; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the other Loan Documents, the Environmental Indemnity and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Environmental Indemnity, the Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents, the Environmental Indemnity or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. All payments made, or funds expended or advanced by Lender pursuant to the provisions of any Loan Document, shall (1) become a part of the Debt, (2) bear interest at the Interest Rate from the date such payments are made or funds expended or advanced, (3) become due and payable by Borrower upon demand by Lender, and (4) bear interest at the Default Rate from the date of such demand. Borrower shall reimburse Lender within twenty (20) days after receipt of written demand for such amounts. If Lender becomes a party (by intervention or otherwise) to any action or proceeding affecting, directly or indirectly, Borrower, the Property or the title thereto or Lender’s interest under the Security Instrument, or employs an attorney to collect any of the Debt or to enforce performance of the obligations, covenants and agreements of the Loan Documents, Borrower shall reimburse Lender in accordance with this Section 12.13 for all expenses, costs, charges and legal fees incurred by Lender (including, without limitation, the fees and expenses of experts and consultants), whether or not suit is commenced.

(b)            Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement, the other Loan Documents or the Environmental Indemnity, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

Section 12.14       Waiver of Consequential Damages. Borrower covenants and agrees that in no event shall Lender be liable for consequential damages, and to the fullest extent permitted by law, Borrower expressly waives all existing and future claims that it may have against Lender for consequential damages.

Section 12.15       Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.16       Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the other Loan Documents and the Environmental Indemnity shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower, other than a mandatory or compulsory counterclaim.

Section 12.17       No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)             Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)            This Agreement, the other Loan Documents and the Environmental Indemnity are solely for the benefit of Lender and nothing contained in this Agreement, the other Loan Documents or the Environmental Indemnity shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 12.18       Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Lender or any of its Affiliates shall be subject to the prior approval of Lender; provided, however, this Section 12.18 shall not prohibit Borrower or its Affiliates from filing this Agreement or any other Loan Documents with a Governmental Authority if required by applicable law.

Section 12.19       Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 12.20       Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents or the Environmental Indemnity. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents or the Environmental Indemnity. No single or partial exercise by Lender, or delay or omission in the exercise by Lender, of any right or remedy under the Loan Documents shall preclude, waive or limit the exercise of any other right or remedy. Lender shall at all times have the right to proceed against any portion of, or interest in, the Property without waiving any other rights or remedies with respect to any other portion of the Property. No right or remedy under any of the Loan Documents is intended to be exclusive of any other right or remedy but shall be cumulative and may be exercised concurrently with or independently from any other right and remedy under any of the Loan Documents or under applicable law.

Section 12.21       Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents or the Environmental Indemnity, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and the Environmental Indemnity and that such Loan Documents and the Environmental Indemnity shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents, the Environmental Indemnity or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 12.22       Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Jones Lang LaSalle (“Broker”), and Borrower shall be solely responsible for payment of all commissions, finder’s fees or similar amounts due and payable to Broker pursuant to the terms of their separate agreement, all of which commissions, finder’s fees or similar amounts shall be paid to Broker by Borrower on the Closing Date. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and disbursements) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 12.22 shall survive the expiration and termination of this Agreement and the payment of the Debt. Borrower acknowledges that Lender may have been involved in other transactions with Broker, and Borrower agrees that it shall have no rights against Lender or defenses to Borrower’s obligations under the Loan Documents or the Environmental Indemnity due to any such relationship.

Section 12.23       Exculpation. Upon the occurrence of an Event of Default, except as provided in this Section 12.23, Lender will look solely to the Property and the security under the Loan Documents for the repayment of the Debt and will not enforce a deficiency judgment against Borrower. However, nothing contained in this Section shall limit the rights of Lender to proceed against Borrower and the general partners of Borrower and/or Guarantor to enforce or to recover any loss, damages, costs or expenses arising from the following, (i) any Leases entered into by Borrower or its affiliates as Tenant; (ii) to recover damages for fraud, material misrepresentation, material breach of warranty or physical waste; (iii) to recover any Award or Insurance Proceeds or other similar funds which have been misapplied by Borrower or which, under the terms of the Loan Documents, should have been paid to Lender; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower which have not been applied pursuant to the terms of the applicable leases or prepaid rents for a period of more than 30 days; (v) to recover Rents received by Borrower after the first day of the month in which an Event of Default occurs and prior to the date Lender acquires title to the Property which have not been applied to the Debt or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with Article IX of this Agreement pertaining to hazardous materials or the Environmental Indemnity; (vii) to recover all amounts due and payable pursuant to Sections 11.3 and 12.13 of this Agreement and Sections 8.1 and 8.4 of the Security Instrument; (viii) to recover costs and damages arising from Borrower’s failure to pay Insurance Premiums or Taxes in the event Borrower is not required to deposit such amounts with Lender pursuant to Article III of this Agreement to the extent that revenue from the Property for the immediately preceding six (6) month period is sufficient to pay such amounts; (ix) to recover damages arising from Borrower’s failure to comply with Section 5.2.11 of this Agreement pertaining to ERISA, (x) to recover any losses incurred as a result of any breach of Section 5.1.20, and/or (xi) to recover any losses incurred as a result of the bankruptcy of Manager or any Cash Management Affiliate.

The limitation of liability set forth in this Section 12.23 shall not apply and the Loan shall be fully recourse in the event that prior to the repayment of the Loan, Borrower commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower and is not dismissed within 90 days of filing; provided, however, such 90 day period shall be extended to 120 days so long as Borrower diligently pursues to dismiss such insolvency proceedings during such 90 day period. In addition, this agreement shall not waive any rights which Lender would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Loan or to require that the Property shall continue to secure all of the Loan.

Notwithstanding the foregoing, the Loan shall be fully recourse to the Borrower, in the event there is a Transfer or Secondary Financing except as permitted in the Loan Documents or otherwise approved in writing by Lender.

Section 12.24       Prior Agreements. This Agreement, the other Loan Documents and the Environmental Indemnity contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the loan application, are superseded by the terms of this Agreement, the other Loan Documents and the Environmental Indemnity.

Section 12.25       Servicer.

(a)             At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement, the other Loan Documents and the Environmental Indemnity to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer; provided that, so long as no Event of Default shall have occurred and be continuing, the Servicer shall be retained at Lender’s sole cost and expense.

(b)            Without limiting the foregoing, Servicer shall have the right to exercise all rights of Lender and to enforce all obligations of Borrower, Guarantor and other Persons pursuant to the terms and provisions of this Agreement, the Note, the Guaranty, the Environmental Indemnity and the other Loan Documents.

(c)             Borrower shall deliver to Servicer duplicate originals of all notices, documents and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note, the other Loan Documents and the Environmental Indemnity (and no delivery of such notices, documents or other instruments by Borrower to Lender shall be of any force or effect unless the same are simultaneously delivered to Servicer).

Section 12.26       Replacement of Note. Upon notice to Borrower of the loss, theft, destruction or mutilation of the Note, Borrower will execute and deliver, in lieu of the original Note, a replacement note, identical in form and substance to the Note and dated as of the Closing Date. Upon the execution and delivery of the replacement note, all references in any of the Loan Documents or the Environmental Indemnity to the Note shall refer to the replacement note.

Section 12.27       Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 12.28       Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original and all of which together shall constitute a single agreement.

Section 12.29       Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Security Instrument or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Security Instrument and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 12.30       Time Of The Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Agreement, the other Loan Documents and the Environmental Indemnity.

XIII.	State Specific Provisions

Section 13.1          Principles of Construction. In the event of any inconsistencies between the terms and conditions of this Article XIII and the terms and conditions of this Agreement, the terms and conditions of this Article XIII shall control and be binding.

Section 13.2          Default and Acceleration. The following is added as new subsection (e) to Section 11.2 to this Agreement entitled “Remedies”:

(e) If Lender retains the services of counsel in order to enforce any remedy available to Lender under the Note, this Agreement, the Security Instrument or any of the other Loan Documents, an attorney’s commission equal to ten thousand dollars ($10,000) shall be payable on demand by Borrower to Lender, and Borrower shall also pay on demand the cost of any title search and all other costs incurred by Lender in connection with proceedings to recover any sums due hereunder. Any such amounts not paid promptly on demand shall be added to the outstanding principal amount of the Note, shall bear interest at the Default Rate from the date of such demand until paid in full and shall be secured by the Security Instrument. Borrower shall also pay on demand any charge of Lender in connection with the cancellation of the Note and/or the satisfaction of the Security Instrument of record. Nothing contained herein shall limit or impair the obligation of Borrower to pay any and all costs and expenses for which Borrower is otherwise liable under the Note, this Agreement, the Security Instrument or any of the other Loan Documents and all costs and expenses provided by law.

Section 13.3          Power of Attorney After Event of Default. LENDER AGREES THAT ANY POWER OF ATTORNEY GRANTED BY BORROWER TO LENDER UNDER THIS AGREEMENT SHALL ONLY BE EXERCISED UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF EVENT OF DEFAULT. BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT BORROWER’S REASONABLE EXPECTATION WITH RESPECT TO THE AUTHORIZATION GRANTED PURSUANT TO ANY POWER OF ATTORNEY HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IS THAT LENDERS OR THEIR ATTORNEYS MAY SEEK TO FORECLOSE ON COLLATERAL AND TAKE ANY OTHER ACTIONS WITH RESPECT TO THE EXERCISE OF LENDERS’ RIGHTS AND REMEDIES HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS. BORROWER HEREBY WAIVES ALL OTHER DUTIES OF LENDER THAT MAY ARISE UNDER 20 PA. C.S.A. §5601.3(b). BORROWER HEREBY REMISES, RELEASES, AND FOREVER DISCHARGES, AND WAIVES ALL CLAIMS, CAUSES OF ACTION AND ANY OTHER RIGHTS AGAINST ANY LENDER AND ITS OR THEIR RESPECTIVE PREDECESSORS, LEGAL REPRESENTATIVES, PAST AND PRESENT PARENT COMPANIES, SUBSIDIARIES, AGENTS, EMPLOYEES, SERVANTS, INSURERS, ATTORNEYS, OFFICERS, DIRECTORS, STOCKHOLDERS, AFFILIATES, AFFILIATE COUNTERPARTIES, SUCCESSORS IN INTEREST, AND ASSIGNS (COLLECTIVELY, “INDEMNIFIED PARTY”) OF AND FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, LOSSES, PENALTIES, FINES, ACTIONS, JUDGMENTS, SUITS, COSTS, CHARGES, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER INCLUDING ATTORNEYS’ FEES, ARISING UNDER OR RELATING TO ANY DUTIES OF AN AGENT UNDER 20 PA. C.S.A. §5601.3 OR OTHERWISE; PROVIDED THAT NO BORROWER SHALL BE LIABLE FOR ANY PORTION OF SUCH CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, FINES, ACTIONS, JUDGMENTS, SUITS, COSTS, CHARGES, EXPENSES AND DISBURSEMENTS RESULTING FROM ANY INDEMNIFIED PARTY’S GROSS (NOT MERE) NEGLIGENCE OR WILLFUL MISCONDUCT (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT).

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER: METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

By:	/s/ Michael Hofheinz
Name: Michael Hofheinz Title: Director

BORROWER: IREIT PITTSBURGH SETTLERS RIDGE, L.L.C., a Delaware limited liability company

By:	Inland Real Estate Income Trust, Inc., a Maryland corporation, its sole member

	By:	/s/ Mary J. Pechous
Name: Mary J. Pechous
Title: Assistant Secretary

SCHEDULE 4.1.18

Rent Roll

SCHEDULE 4.1.22

ORGANIZATIONAL CHART

SCHEDULE 4.1.23

MATERIAL AGREEMENTS

None

EXHIBIT A

LEASING GUIDELINES

The following are the initial Leasing Guidelines:

(a)             All Leases shall be (x) on the standard form of lease approved by Lender in writing (the “Standard Lease Form”), or (y) on any National Tenant’s form of lease, as applicable, provided that, in each case, approved by Lender in writing. “National Tenant” shall mean a tenant which is either a public company or a company with no less than fifty (50) store locations in the United States of America.

(b)            All Leases shall have an initial term of at least 3 years but not more than 10 years;

(c)             None of the Leases shall be for more than 10,000 square feet of net leasable area;

(d)            All Leases shall have an annual minimum rent payable at least equal to the then prevailing market rental rate for “Comparable Leases”, which for purpose of this provision shall mean, leases in retail centers in the metropolitan area of Pittsburgh, Pennsylvania, similar in context to the subject lease, including without limitation, with respect to any rent concessions, free rent or tenant improvements, size and creditworthiness of the prospective tenant and location;

(e)             No Leases shall be entered into if there is an Event of Default under any of the Loan Documents; and

(f)             All payments of rent, additional rent or any other amounts due from a tenant to a landlord under any Lease shall be made in money of the United States of America that at the time of payment shall be legal tender for the payment of all obligations.

* * *

EXHIBIT B

Permitted Transfers

Each of the Transfers described below (collectively, the “Permitted Transfers”) shall not be subject to the prohibitions set forth in Section 8.1 of this Agreement, shall not require payment of a transfer fee (except as may be required by (c), (d) or (e) below), shall not trigger a Default, Event of Default, acceleration of the Debt or any recourse to Borrower or Guarantor, and shall be permitted in accordance with the terms set forth in this Exhibit B:

(a)           Transfer of Securities in IREIT: So long as the Control Requirements (as defined hereinafter) and the General Transfer Requirements (as defined hereinafter) are satisfied before and after any proposed Transfer, any Transfer, sale, assignment or issuance, from time to time, of any securities in IREIT, provided, however, if, after a Transfer, any person or coordinated group (other than any person or entity acting merely as a trustee, fiduciary or similar agency capacity for one or more employee benefit plans) entitled to vote for members of the board of directors of IREIT on a fully-diluted basis becomes the beneficial owner, directly or indirectly, of more than 25% of the common stock of IREIT, and the applicable entity is not then listed on any U.S. national securities exchange, then Borrower shall provide Lender with written notice within 15 days after Borrower itself receives notice of such change in ownership.

(b)          Permitted IREIT Transfer: one time single deed transfer of the Property by the Borrower of all of the outstanding ownership interests in Borrower to a newly formed Special Purpose Entity which shall be a wholly owned subsidiary of IREIT (as set forth in Section 5.1.20 hereof but with such modifications to the requirements set forth in Section 5.1.20 that are consistent with the Special Purpose Entity provisions then being required by Lender for originating new loans secured by commercial properties), approved by Lender in its reasonable discretion (a “Permitted IREIT Transferee”), provided that: (A) there being no Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of the transfer, (B) the General Transfer Requirements and the Control Requirements shall have been satisfied, (C) such Permitted IREIT Transferee shall expressly assume the Loan Documents and the Environmental Indemnity in a manner reasonably satisfactory to Lender, (D) any other conditions reasonably required by Lender in connection with Property transfers or as may be otherwise required following the Closing as a result of any changes in the requirements of state and federal laws, regulations, ordinances, codes and orders, shall be satisfied, and (E) the organizational structure of the Permitted IREIT Transferee and its constituents must be Approved by Lender in its reasonable discretion, and (F) Borrower shall pay all out-of-pocket costs and expenses incurred by Lender in connection with any transfer, including but not limited to title insurance premiums, documentation costs and reasonable attorneys’ fees and disbursements.

(c) JV Transfer: Subject to Lender’s reasonable approval, the conveyance of 100% of the membership, partnership or other equitable interests, as applicable, in Borrower to an entity (the “Joint Venture”) (the “JV Transfer”), provided that all of the following conditions are satisfied:

(A)     (x) IREIT remains as Guarantor, affirms all its obligations as guarantor and indemnitor pursuant to the terms of an affirmation agreement reasonably acceptable to Lender, under any existing guaranties and indemnities given to or in favor of Lender, and (y) IREIT continues to satisfy the net worth and liquidity requirements of Guarantor set forth in its guaranty, if any, from and after the JV Transfer;

(B)     The General Transfer Requirements and the Control Requirements have been satisfied;

(C) IREIT, or a wholly-owned (direct or indirect) subsidiary of IREIT retains not less than ten percent (10%) of the beneficial interests in the Joint Venture (such entity, the “Inland JV Member”), and Lender has approved any other member(s) or partner(s) of the Joint Venture (the “Other JV Member”);

(D) The Inland JV Member is appointed to serve, and does serve, as the manager/managing member/general partner as the case may be, of the Joint Venture and otherwise maintains operational and managerial control of the day-to-day operations of Borrower;

(E) there being no Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of the transfer;

(F) Lender has received and approved (x) all organizational documents for the Joint Venture, and (y) all organizational documents for the Inland JV Member and the Other JV Member, including but not limited to, certificates of good standing, articles of incorporation or organization or a certificate of limited partnership, as the case may be, and consents, to the extent necessary, to the formation of the Joint Venture from the Inland JV Member and the Other JV Member;

(G) Lender has received satisfactory evidence that the bankruptcy remote nature of the Joint Venture and its managing member or general partner, as the case may be, as exists prior to the consummation of the JV Transfer shall be maintained upon consummation of the JV Transfer;

(H) the Property shall continue to be managed by a Qualified Manager (defined below);

(I) Lender has received from counsel for Borrower and IREIT, such legal opinions as are reasonably necessary or appropriate, in form and substance reasonably acceptable to Lender, including without limitation, enforceability opinions, and to the extent such opinions were issued to Lender at the time the Loan was made, substantive non-consolidation legal opinions and, to the extent necessary, Delaware single member limited liability company legal opinions;

(J) Lender has received payment by Borrower of a fee equal to Five Thousand and No/100 Dollars ($5,000.00); and

(K) Lender has received payment by Borrower of all out-of-pocket fees and costs incurred in connection with the review of such proposed JV Transfer and the consummation thereof, including, without limitation, attorneys’ fees.

(d) Identified Affiliate Transfers: Subject to Lender’s reasonable approval, one time transfer (an “Identified Affiliate Transfer”) of all of the outstanding ownership interests in Borrower in a single transaction to an Identified Affiliate (as defined hereinafter) (a “Permitted Affiliate Transferee”), provided further that the following additional requirements are satisfied:

(A)     there being no Event of Default under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of the transfer, and no Event of Default shall otherwise occur as a result of such transfer;

(B)     the General Transfer Requirements shall have been satisfied;

(C)     Borrower or the Permitted Affiliate Transferee shall pay the applicable Transfer Fee;

(D)     The Permitted Affiliate Transferee shall, as of the date of such transfer, have an aggregate net worth not less than the net worth of the Liable Party at the time of the Closing or an aggregate net worth and liquidity otherwise reasonably acceptable to Lender;

(E)      The Loan to Value Ratio of the Property at the time of the transfer shall not be greater than 55%, and the Debt Yield of the Property at the time of the transfer shall not be less than 11%;

(F)      the Permitted Affiliate Transferee and all other entities which may be owned or Controlled directly or indirectly by the Permitted Affiliate Transferee (the “Identified Affiliate Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed transfer;

(G)     there shall be no material litigation or regulatory action pending or threatened against the Permitted Affiliate Transferee or Identified Affiliate Related Entities which is not reasonably acceptable to Lender and, if requested by Lender, Borrower shall deliver, prior to such transfer and at Borrower's sole cost and expense, customary searches (credit, judgment, lien, bankruptcy, etc.) reasonably acceptable to Lender with respect to the Identified Affiliate and any of the Identified Affiliate Related Entities that will own twenty percent (20%) or more of the direct or indirect interests in Borrower immediately following such transfer;

(H)     the Property shall continue to be managed by a Qualified Manager (defined below);

(I)        upon the Permitted Affiliate Transferee acquiring all of the outstanding ownership interests in Borrower, the Permitted Affiliate Transferee, at its sole cost and expense, shall deliver legal opinions as are reasonably necessary or appropriate, in form and substance reasonably acceptable to Lender, including without limitation, regarding existence, authority and enforceability and/or substantive non-consolidation, which opinions may be relied upon by Lender, and their respective counsel, agents and representatives with respect to the proposed transaction;

(J)       the Permitted Affiliate Transferee shall deliver (x) all organizational documentation reasonably requested by Lender, which shall be reasonably acceptable to Lender, and (y) all certificates, agreements and covenants reasonably required by Lender, which shall include an Officer's Certificate regarding existence, authority and enforceability with respect to the proposed transaction;

(K)     upon the Permitted Affiliate Transferee acquiring all of the outstanding ownership interests in Borrower, prior to any release of Guarantor, (x) an additional guarantor acceptable to Lender in its sole discretion shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by IREIT or shall have executed a replacement guaranty and environmental indemnity reasonably satisfactory to Lender, which additional liable party must have a net worth (excluding the value of the Property) not less than the net worth of the Guarantor as of the Closing Date (excluding the value of the Property), and (y) the Permitted Affiliate Transferee, at its sole cost and expense, shall have delivered opinions regarding existence, authority and enforceability, which opinions may be relied upon by Lender, and their respective counsel, agents and representatives with respect to the proposed transaction;

(L)      Borrower shall pay all of Lender’s out-of-pocket third party expenses (including attorneys' fees and disbursements) actually incurred by Lender in connection with such transfer; and

(M)    prior to acquiring Guarantor's ownership interest in Borrower, the Permitted Affiliate Transferee shall have acquired all of the ownership interests in Borrower not owned by Guarantor.

(e) Merger of IREIT with Identified Affiliate: Subject to Lender’s reasonable approval, a merger of IREIT with any other Identified Affiliate; provided that:

(A)     there being no event of default under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of the transfer, and no event of default shall otherwise occur as a result of such transfer;

(B)     the General Transfer Requirements and the Control Requirements shall have been satisfied;

(C)     the net worth of the entity surviving such merger shall equal or exceed the net worth of IREIT immediately prior to such merger;

(D)     the Property shall continue to be managed by a Qualified Manager (defined below);

(E)      Lender has received from counsel for Borrower and IREIT, such legal opinions as are reasonably necessary or appropriate, in form and substance reasonably acceptable to Lender, including without limitation, enforceability opinions, and to the extent such opinions were issued to Lender at the time the Loan was made, substantive non-consolidation legal opinions and, to the extent necessary, Delaware single member limited liability company legal opinions;

(F)      if requested by Lender, Borrower shall deliver, prior to such transfer and at Borrower's sole cost and expense, customary searches (credit, judgment, lien, bankruptcy, etc.) reasonably acceptable to Lender with respect to such Identified Affiliate; and

(G)     immediately following such merger, the entity surviving the merger shall be publicly registered with the Securities and Exchange Commission.

(f)             Merger of IREIT with a Publicly Traded Company. Subject to Lender’s reasonable approval, an acquisition or sale by IREIT of or to any entity publicly registered with the Securities and Exchange Commission whether by merger, stock purchase, asset purchase or any other manner; provided that:

(A)     Lender shall receive not less than thirty (30) days prior written notice of any such proposed transaction;

(B)     there being no event of default under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of the transfer, and no event of default shall otherwise occur as a result of such transfer;

(C)     if requested by Lender, Borrower shall deliver, prior to such transfer and at Borrower’s sole cost and expense, customary searches (credit, judgment, lien, bankruptcy, etc.) reasonably acceptable to Lender with respect to the surviving entity from such merger;

(D)     the General Transfer Requirements have been satisfied, and the Property shall continue to be managed by a Qualified Manager;

(E)      Lender has received from counsel for Borrower and IREIT, such legal opinions as are reasonably necessary or appropriate, in form and substance reasonably acceptable to Lender, including without limitation, enforceability opinions, and to the extent such opinions were issued to Lender at the time the Loan was made, substantive non-consolidation legal opinions and, to the extent necessary, Delaware single member limited liability company legal opinions;

(F)      the surviving entity from such merger shall, after the transaction, (x) be an entity publicly registered with the Securities and Exchange Commission, (y) have an net worth of not less than the net worth of IREIT immediately prior to such a transaction; and

(G)     Borrower shall deliver to Lender copies of all transfer documents and merger documents (to the extent Borrower is permitted by law to reveal such documents).

(g)            Non-controlling Interest Transfers: shall mean the Transfers (not encumbrance or pledge) of up to forty-nine percent (49%) in the aggregate of the direct or indirect ownership interests in Borrower, to any Person, provided that (A) Lender shall receive written notice thereof not less than thirty (30) days prior to such Transfer, (B) after giving effect to such Transfers, (x) IREIT shall own at least a fifty-one percent (51%) direct or indirect equity ownership interests in Borrower, and (y) the Control Requirements have been satisfied, (C) the Property shall continue to be managed by a Qualified Manager, and (D) the General Transfer Requirements have been satisfied.

(h)            For all purposes of this Exhibit B, except as otherwise expressly provided:

“Control” means, when used with respect to any specific person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (including major decisions) of such person or entity, whether through the ability to exercise voting power, by contract or otherwise which power may be subject to other partners’ or investors’ rights to approve, veto or direct major decisions. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Control Requirements” shall mean that after giving effect to a Permitted Transfer, at all times IREIT continues to control, directly or indirectly, Borrower, subject to the rights of third-party investors to approve or consent to major decisions customarily required by institutional investors, so long as such consent or approval rights do not prevent IREIT from continuing to maintain and operate the Property in the manner maintained and operated prior to the Transfer in which such consent or approval rights were acquired.

“Embargoed Person” shall mean any Person which is a sanctioned person, entity or country under U.S. law, including but not limited to laws and regulations administered by OFAC and the Specially Designated Nationals List maintained by OFAC.

“Foreign Person” shall mean a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.

“General Transfer Requirements” shall mean, after giving effect to the Transfer in question, (A) Borrower shall be able to (I) remake the representations contained in the Loan Documents relating to ERISA matters, non-relationship with Lender, Foreign Person, the Patriot Act, OFAC and matters concerning Embargoed Persons (and, upon Lender’s request, Borrower shall deliver to Lender (x) an officer’s certificate containing such updated representations effective as of the date of the consummation of the applicable equity Transfer, and (y) customary searches and other information reasonably requested by Lender, acceptable to Lender in its reasonable discretion, for any entity or individual (i) owning, directly or indirectly, twenty-five percent (25%) or more of the interests in the Borrower or (ii) Controlling Borrower, in each case as a result of such Transfer where such entity or individual did not prior to such equity Transfer own, directly or indirectly, at least twenty five percent (25%) of the interests in Borrower or Control Borrower, as applicable, and (II) continue to comply with the covenants contained herein relating to ERISA matters, non-relationship with Lender, Foreign Person, the Patriot Act, OFAC and matters concerning Embargoed Persons, (B) Borrower shall be able to represent to Lender that neither transferee nor Borrower, nor any of the direct or indirect owners of Borrower or transferee, as applicable, are the debtor in any bankruptcy, reorganization or insolvency proceedings, (C) Borrower shall be able to represent to Lender that no transferee (I) has been convicted of, or been indicted for, a felony criminal offense, (II) is in default beyond any notice and cure period under any mortgage, deed of trust, note, loan or credit agreement, and/or (III) is the defendant or respondent in any litigation, arbitration, or other proceeding or governmental investigation pending which if determined adversely would materially adversely affect Borrower’s ability to perform its obligations under the Loan Documents, (D) Lender shall have received and approved an updated organizational structure chart of Borrower and its constituents, and Borrower shall furnish to Lender such reasonably available information as Lender requests in order for Lender to conduct due diligence, satisfactory to Lender, with respect to such representations, and (E) Borrower shall pay all out-of-pocket costs and expenses incurred by Lender in connection with the Transfer, including reasonable attorneys’ fees and costs.

“Identified Affiliate” shall mean (i) Inland Real Estate Corporation, a Maryland corporation, (ii) Inland Real Estate Investment Corporation, a Delaware corporation, (iii) Retail Properties of America, Inc. (formerly known as Inland Western Retail Real Estate Trust, Inc.), a Maryland corporation, (iv) InvenTrust Properties, Inc. (formerly known as Inland American Real Estate Trust, Inc.), a Maryland corporation, (v) IREIT, (vi) any other real estate investment entity sponsored by Inland Real Estate Investment Corporation, or (vii) any other entity composed entirely of any of the foregoing, by merger or other business combination.

“Qualified Manager” shall mean one or more of (a) the existing property manager, and (b) in the reasonable judgment of Lender, a reputable and experienced professional management organization owning or managing in the aggregate at least 2,500,000 square feet of retail space similar in character to the Property (as determined by Lender in its reasonable discretion), provided that in the case of clauses (a) and (b) above, (i) the management agreement is either (A) Borrower’s management agreement approved by Lender prior to Closing, or (B) satisfactory to Lender in its reasonable discretion, and (ii) such manager executes and delivers a subordination of management agreement acceptable to Lender in its reasonable discretion.

B-8

EXHIBIT C

CASH MANAGEMENT SYSTEM OPERATION REQUIREMENTS

The Cash Management System shall be operated at all times in the following manner:

All revenue generated from the Property may be deposited into a concentration account (the “Concentration Account”) owned, maintained and administered by Manager for the benefit of Borrower with respect to funds of Borrower held therein into which funds from other Cash Management Affiliates will also be deposited; all costs and expenses incurred by or on behalf of any CM Participant in connection with the ownership and operation of the applicable property owned by the applicable CM Participant that are paid from the Concentration Account or from funds paid out of the Concentration Account shall be paid from funds attributable to the applicable CM Participant, with (i) all distributions of funds from each CM Participant into the Concentration Account, and (ii) all interests of each CM Participant in funds in the Concentration Account documented by Manager, and an intercompany balance will be maintained by Manager, which shall reflect all such distributions to, contributions from and interests in, the Concentration Account attributable to each CM Participant and the applicable property owned by such CM Participant; provided further that (i) at all times, the funds in the Concentration Account shall be precisely tracked so that the exact amount of cash attributable to each CM Participant will be accurately monitored and ascertainable as the assets of such CM Participant and it will not be difficult to segregate, ascertain and identify such CM Participant’s assets from those of any other Person, and (ii) each CM Participant’s obligations shall not be paid from funds attributable to Manager or any other CM Participant (except pursuant to a book-entered capital contribution from funds of the direct or indirect parents of such CM Participant to such CMA Participant), and each CM Participant’s funds (i.e., funds that have not been distributed and/or dividended to any parent in accordance with such CM Participant’s organizational documents and the Cash Management System) shall not be used to pay the obligations of Property Manager, any other CM Participant or any Affiliate thereof. Upon the bankruptcy or insolvency of Manager or any Cash Management Affiliate, Borrower shall promptly cease depositing revenue generated by the Property into the Cash Management System.